Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

SIMMONS FIRST NATIONAL CORPORATION

AND

SOUTHWEST BANCORP, INC.

Dated as of December 14, 2016

TABLE OF CONTENTS

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		4

1.1.	Merger	4
1.2.	Time and Place of Closing	4
1.3.	Effective Time	5
1.4.	Charter	5
1.5.	Bylaws	5
1.6.	Directors and Officers	5

ARTICLE 2 MANNER OF CONVERTING SHARES		5

2.1.	Conversion of Shares	5
2.2.	Anti-Dilution Provisions	6
2.3.	Treatment of Southwest Equity Awards	6
2.4.	Treatment of Southwest Savings Plan	7
2.5.	Shares Held by Southwest or Simmons	7
2.6.	Fractional Shares	7

ARTICLE 3 EXCHANGE OF SHARES		7

3.1.	Exchange Procedures	7
3.2.	Dissenting Shareholders	10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SOUTHWEST		11

4.1.	Organization, Standing, and Power	11
4.2.	Authority of Southwest; No Breach By Agreement	11
4.3.	Capitalization of Southwest	12
4.4.	Capitalization of Southwest Bank	13
4.5.	Southwest Subsidiaries	14
4.6.	Regulatory Reports	14
4.7.	Financial Matters	15
4.8.	Books and Records	17
4.9.	Absence of Undisclosed Liabilities	17
4.10.	Absence of Certain Changes or Events	17
4.11.	Tax Matters	19
4.12.	Assets	20
4.13.	Intellectual Property; Privacy	21
4.14.	Environmental Matters	22
4.15.	Compliance with Laws	22
4.16.	Community Reinvestment Act Performance	23
4.17.	Foreign Corrupt Practices	24
4.18.	Labor Relations	24
4.19.	Employee Benefit Plans	26
4.20.	Material Contracts	28
4.21.	Agreements with Regulatory Authorities	29
4.22.	Investment Securities	30
4.23.	Derivative Instruments and Transactions	30
4.24.	Legal Proceedings	30

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4.25.	Statements True and Correct	31
4.26.	State Takeover Statutes and Takeover Provisions	31
4.27.	Opinion of Financial Advisor	31
4.28.	Tax and Regulatory Matters	31
4.29.	Loan Matters	32
4.30.	Deposits	33
4.31.	Allowance for Loan and Lease Losses	33
4.32.	Insurance	33
4.33.	OFAC; Sanctions	34
4.34.	Brokers and Finders	34
4.35.	Transactions with Affiliates	34
4.36.	No Investment Adviser Subsidiary	34
4.37.	No Broker-Dealer Subsidiary	34
4.38.	No Insurance Subsidiary	34

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SIMMONS		35

5.1.	The Standard	35
5.2.	Organization, Standing, and Power	35
5.3.	Authority; No Breach By Agreement	35
5.4.	Capital Stock	36
5.5.	SEC Filings; Financial Statements	36
5.6.	Absence of Undisclosed Liabilities	37
5.7.	Absence of Certain Changes or Events	38
5.8.	Tax Matters	38
5.9.	Compliance with Laws	38
5.10.	Legal Proceedings	39
5.11.	Reports	39
5.12.	Statements True and Correct	39
5.13.	Tax and Regulatory Matters	39
5.14.	Regulatory Capitalization	40
5.15.	Brokers and Finders	40

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		40

6.1.	Affirmative Covenants of Southwest	40
6.2.	Negative Covenants of Southwest	40
6.3.	Covenants of Simmons	44
6.4.	Reports	44

ARTICLE 7 ADDITIONAL AGREEMENTS		45

7.1.	Registration Statement; Proxy Statement; Shareholder Approvals	45
7.2.	Acquisition Proposals	46
7.3.	Exchange Listing	48
7.4.	Consents of Regulatory Authorities	49
7.5.	Investigation and Confidentiality	50
7.6.	Press Releases	50
7.7.	Tax Treatment	51
7.8.	Employee Benefits and Contracts	51
7.9.	Indemnification	52

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7.10.	Operating Functions	54
7.11.	Shareholder Litigation	54
7.12.	Legal Conditions to Merger	54
7.13.	Dividends	55
7.14.	Change of Method	55
7.15.	Takeover Statutes	55
7.16.	Exemption from Liability Under Section 16(b)	55
7.17.	Closing Financial Statements	56
7.18.	Subordinated Debentures	56

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		57

8.1.	Conditions to Obligations of Each Party	57
8.2.	Conditions to Obligations of Simmons	58
8.3.	Conditions to Obligations of Southwest	59

ARTICLE 9 TERMINATION		60

9.1.	Termination	60
9.2.	Effect of Termination	62
9.3.	Non-Survival of Representations and Covenants	62

ARTICLE 10 MISCELLANEOUS		63

10.1.	Definitions	63
10.2.	Referenced Pages	72
10.3.	Expenses	74
10.4.	Entire Agreement; Third Party Beneficiaries	75
10.5.	Amendments	75
10.6.	Waivers	75
10.7.	Assignment	76
10.8.	Notices	76
10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial	77
10.10.	Counterparts; Signatures	78
10.11.	Captions; Articles and Sections	78
10.12.	Interpretations	78
10.13.	Enforcement of Agreement	78
10.14.	Severability	79
10.15.	Disclosure	79

Exhibit A - Form of Support and Non-Solicitation Agreement

Southwest’s Disclosure Memorandum

Simmons’ Disclosure Memorandum

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 14, 2016, by and between Simmons First National Corporation (“Simmons”), an Arkansas corporation, and Southwest Bancorp, Inc. (“Southwest”), an Oklahoma corporation.

Preamble

The board of directors of Southwest has adopted, and the board of directors of Simmons has approved, this Agreement and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Southwest by Simmons pursuant to the merger of Southwest with and into Simmons with Simmons as the surviving corporation. At the effective time of such Merger, the outstanding shares of capital stock of Southwest shall be converted into the right to receive a fixed amount of cash and a fixed number of shares of common stock of Simmons, subject to the terms and conditions set forth herein. As an inducement for Simmons to enter into this Agreement, each of the directors of Southwest have simultaneously herewith entered into a Support and Non-Solicitation Agreement (each a “Support Agreement” and collectively, the “Support Agreements”) in connection with the Merger, in the form of Exhibit A hereto. The transactions described in this Agreement are subject to the approvals of the shareholders of Southwest and Simmons and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Southwest shall be merged with and into Simmons in accordance with the provisions of Section 4-27-1106 et. seq. of the Arkansas Business Corporation Act of 1987 (the “ABCA”) and Section 1082 et. seq. of the Oklahoma General Corporation Act (the “OGCA”) with the effects set forth in the ABCA and the OGCA (the “Merger”). Simmons shall be the Surviving Corporation resulting from the Merger, and shall succeed to and assume all the rights and obligations of Southwest in accordance with the ABCA. Upon consummation of the Merger the separate corporate existence of Southwest shall terminate. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the board of directors of Simmons and adopted by the board of directors of Southwest.

1.2. Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Central Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing. The Closing shall be held at the offices of Simmons, located at 425 W. Capitol Avenue, Suite 1400, Little Rock, Arkansas, 72201, unless another location is mutually agreed upon by the Parties.

1.3. Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective (the “Effective Time”) on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the State of Arkansas and the certificate of merger to be filed with the Oklahoma Secretary of State. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on a date within 30 days following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing) as determined by Simmons. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.4. Charter.

The Articles of Restatement of the Articles of Incorporation of Simmons in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until duly amended or repealed.

1.5. Bylaws.

The Amended Bylaws of Simmons in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6. Directors and Officers.

The directors of Simmons in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of Simmons in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

ARTICLE 2

MANNER OF CONVERTING SHARES

2.1. Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Simmons, Southwest or the shareholders of either of the foregoing, the shares of Southwest and Simmons shall be converted as follows:

(a) Each share of capital stock of Simmons issued and outstanding immediately prior to the Effective Time (excluding the Simmons Dissenting Shares) shall remain issued and outstanding from and after the Effective Time.

(b) Each share of issued Southwest Common Stock that, immediately prior to the Effective Time, is held by Southwest, any wholly owned Southwest Subsidiary, by Simmons or any Simmons Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted (collectively, the “Canceled Shares”)) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each share of Southwest Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and the Southwest Dissenting Shares) shall be converted into the right to receive the following consideration, in each case without interest:

(i) an amount of cash equal to $5.11 (the “Cash Consideration”); and

(ii) 0.3903 shares (the “Exchange Ratio”) of Simmons Common Stock (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).

(d) All shares of Southwest Common Stock, when so converted pursuant to Section 2.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Southwest that immediately prior to the Effective Time represented shares of Southwest Common Stock shall cease to have any rights with respect to such Southwest Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3, including the right, if any, to receive pursuant to Section 2.6, cash in lieu of fractional shares of Simmons Common Stock into which such shares of Southwest Common Stock have been converted together with the amounts, if any, payable pursuant to Section 3.1(d).

(e) Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (e), if at any time during the period between the date of this Agreement and the Effective Time, Southwest should (i) split, combine or otherwise reclassify the shares of Southwest Common Stock, (ii) make a dividend or other distribution in shares of Southwest Common Stock (including any dividend or other distribution of securities convertible into Southwest Common Stock), (iii) engage in a reclassification, reorganization, recapitalization or exchange or other like change, or (iv) issue additional shares of Southwest Common Stock or any Equity Right for Southwest Common Stock, then (without limiting any other rights of Simmons hereunder), the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.2. Anti-Dilution Provisions.

In the event Simmons changes the number of shares of Simmons Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.3. Treatment of Southwest Equity Awards.

(a) At the Effective Time, each award in respect of a share of Southwest Common Stock subject to vesting, repurchase or other lapse restriction granted under a Southwest Stock Plan that is outstanding immediately prior to the Effective Time (a “Southwest Restricted Stock Award”) shall fully vest and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.1(c) and treating the shares of Southwest Common Stock subject to such Southwest Restricted Stock Award in the same manner as all other shares of Southwest Common Stock for such purposes. Simmons shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Southwest Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Internal Revenue Code or any provisions of federal, state, local, or foreign Tax law.

(b) At or prior to the Effective Time, Southwest, the board of directors of Southwest and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.3.

2.4. Treatment of Southwest Savings Plan.

At the Effective Time, each share of Common Stock held in the Southwest Employee Stock Purchase Plan (“Southwest Savings Plan”) shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c).

2.5. Shares Held by Southwest or Simmons.

Each Canceled Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

2.6. Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Simmons Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Simmons shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Simmons. Notwithstanding any other provision of this Agreement, each holder of shares of Southwest Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Simmons Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash rounded up to the nearest cent (without interest) in an amount equal to such fractional part of a share of Simmons Common Stock that such holder of shares of Southwest Common Stock would otherwise have been entitled multiplied by the Per Share Cash Equivalent Consideration. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

ARTICLE 3

EXCHANGE OF SHARES

3.1. Exchange Procedures.

(a) Deposit of Merger Consideration. At or promptly following the Effective Time, Simmons shall deposit, or shall cause to be deposited, with Computershare, Simmons’ transfer agent (the “Exchange Agent”), for the benefit of the holders of record of shares of Southwest Common Stock issued and outstanding immediately prior to the Effective Time (the “Holders”), for exchange in accordance with this ARTICLE 3, (i) certificates or evidence of Simmons Common Stock in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as “Simmons Certificates”) for shares of Simmons Common Stock equal to the aggregate Stock Consideration and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.6 (collectively, the “Exchange Fund”) and Simmons shall instruct the Exchange Agent to timely pay the Merger Consideration and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the

Exchange Agent as directed by Simmons or the Surviving Corporation. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Simmons and the Surviving Corporation and shall be paid to Simmons or the Surviving Corporation, as Simmons directs. No investment of the Exchange Fund shall relieve Simmons, the Surviving Corporation or the Exchange Agent from making the payments required by this ARTICLE 3 and following any losses from any such investment, Simmons shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Simmons’ obligations hereunder for the benefit of the Holders, which additional funds will be deemed to be part of the Exchange Fund.

(b) Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares and instructions for surrendering the Certificates or Book-Entry Shares to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, any cash in lieu of fractional shares which such Holder has a right to receive pursuant to Section 2.6 and any dividends or distributions which such Holder has the right to receive pursuant to Section 3.1(d) with respect to the shares of Southwest Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. The Stock Consideration delivered to each Holder shall be in non-certificated book-entry form.

(c) Share Transfer Books. At the Effective Time, the share transfer books of Southwest shall be closed, and thereafter there shall be no further registration of transfers of shares of Southwest Common Stock. From and after the Effective Time, Holders who held shares of Southwest Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Southwest Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor, subject, however, to the Simmons’ obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Southwest in respect of such shares of Southwest Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any cash in lieu of fractional shares (if any) pursuant to Section 2.6 and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of Southwest Common Stock formerly represented thereby.

(d) Dividends with Respect to Simmons Common Stock. No dividends or other distributions declared with respect to Simmons Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Simmons Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Shares (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss and other documentation required by the Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Simmons Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Simmons Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Simmons Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to Simmons, and any former Holders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Simmons Common Stock) to which they are entitled under this ARTICLE 3 shall thereafter look only to Simmons and the Surviving Corporation for payment of their claims with respect thereto.

(f) No Liability. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Simmons, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns, or personal representatives. None of Simmons, Southwest, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any cash that would have otherwise been payable in respect of any Certificate from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights. Each and any of Simmons, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as Simmons, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by Simmons, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Simmons, the Surviving Corporation, or the Exchange Agent, as applicable.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this ARTICLE 3.

(i) Change in Name on Certificate. If any Simmons Certificate representing shares of Simmons Common Stock is to be issued in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a Simmons Certificate representing shares of Simmons Common Stock in any name other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.2. Dissenting Shareholders.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Southwest Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Holder who is entitled to demand and properly demands appraisal of such shares of Southwest Common Stock pursuant to, and who complies in all respects with, the provisions of Section 1091 of the OGCA (“Section 1091”) (the “Southwest Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in ARTICLE 2 (the “Southwest Dissenting Shares”), but instead such Holder shall be entitled to payment of the fair value of such Southwest Dissenting Shares in accordance with the provisions of Section 1091. At the Effective Time, all Southwest Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Holder of Southwest Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Southwest Dissenting Shares in accordance with the provisions of Section 1091. Notwithstanding the foregoing, if any such Holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 1091, or a court of competent jurisdiction shall determine that such Holder is not entitled to the relief provided by Section 1091, then the right of such Holder to be paid the fair value of such Holder’s Southwest Dissenting Shares under Section 1091 shall cease and such Southwest Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(c) of this Agreement, any cash in lieu of fractional shares (if any) pursuant to Section 2.6 and any dividends or distributions (if any) pursuant to Section 3.1(d).

(b) Southwest shall give Simmons prompt written notice (but in any event within 48 hours) to Simmons of any demands for appraisal of any shares of Southwest Common Stock and any withdrawals of such demands, and Simmons shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Southwest shall not, except with the prior written consent of Simmons, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

(c) Holders of Simmons Common Stock immediately prior to the Effective Time and which are held by a shareholder who is entitled to demand and properly demands appraisal of such shares of Simmons Common Stock (the “Simmons Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Subchapter 13 of the ABCA (“Subchapter 13”) (the “Simmons Dissenting Shareholders”), shall be entitled to payment of the fair value of such Simmons Dissenting Shares in accordance with the provisions of Subchapter 13. At the Effective Time, all Simmons Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of Simmons Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Simmons Dissenting Shares in accordance with the provisions of Subchapter 13. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Subchapter 13, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Subchapter 13, then the right of such holder to be paid the fair value of such holder’s Simmons Dissenting Shares under Subchapter 13 shall cease and such Simmons Dissenting Shares shall revert to shares of Simmons Common Stock.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SOUTHWEST

Except as Previously Disclosed, Southwest hereby represents and warrants to Simmons as follows:

4.1. Organization, Standing, and Power.

(a) Status of Southwest. Southwest is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Oklahoma and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Southwest is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failure to be so qualified or licensed has not had or would not be reasonably expected to have a Material Adverse Effect. Southwest is duly registered with the Federal Reserve as a bank holding company and has elected to be treated as a financial holding company under the BHC Act. True, complete and correct copies of the certificate of incorporation of Southwest and the bylaws of Southwest, each as in effect as of the date of this Agreement, have been delivered or made available to Simmons.

(b) Status of Southwest Bank. Southwest Bank is a direct, wholly owned Subsidiary of Southwest, is duly organized, validly existing and in good standing under the Laws of Oklahoma, is authorized under the Laws of Oklahoma to engage in its business and otherwise has the corporate power and authority to own or lease all of its properties and Assets and to conduct its business in the manner in which its business is now being conducted. Southwest Bank is authorized by the Oklahoma State Banking Department (“OSBD”) to engage in the business of banking as a commercial bank. Southwest Bank is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. True, complete and correct copies of the certificate of incorporation and bylaws of Southwest Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Simmons.

4.2. Authority of Southwest; No Breach By Agreement.

(a) Authority. Southwest has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by Southwest’s shareholders in accordance with this Agreement and the OGCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Southwest (including, approval by, and a determination by all of the members of the board of directors of Southwest that this Agreement is advisable and in the best interests of Southwest’s shareholders and directing the submission of this Agreement to a vote at a meeting of shareholders of Southwest), subject to the approval of this Agreement by the holders of at least a majority of the outstanding shares of Southwest Common Stock entitled to vote on this Agreement and the Merger as contemplated by Section 7.1. Subject to such requisite Southwest shareholder approval, and assuming the due authorization, execution and delivery by Simmons, this Agreement represents a legal, valid, and binding obligation of

Southwest, enforceable against Southwest in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) No Conflicts. Neither the execution and delivery of this Agreement by Southwest, nor the consummation by Southwest of the transactions contemplated hereby, nor compliance by Southwest with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Southwest’s certificate of incorporation, bylaws, other governing instruments or certificate of incorporation, bylaws or other governing instruments of Southwest Bank and any other Southwest Entity or any resolution adopted by the board of directors or the shareholders of any Southwest Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Southwest Entity under, any Contract or Permit of any Southwest Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Southwest Entity or any of their respective material Assets.

(c) Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the OGCA, ABCA, the BHC Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority or any third party is necessary for the consummation by Southwest of the Merger and the other transactions contemplated in this Agreement.

(d) Southwest Debt. Southwest has no debt that is secured by Southwest Bank capital stock.

4.3. Capitalization of Southwest.

(a) Ownership. The authorized capital stock of Southwest consists of (i) 40,000,000 shares of Southwest Common Stock, $1.00 par value per share, (ii) 1,000,000 shares of serial preferred stock, $1.00 par value per share, and (iii) 1,000,000 shares of Class B serial preferred stock, $1.00 par value per share. As of the close of business on December 12, 2016, (i) 18,683,847 shares of Southwest Common Stock (excluding treasury shares) were issued and outstanding (which includes the shares of Southwest Common Stock granted in respect of outstanding Southwest Restricted Stock Awards as set forth in clause (iii) below), (ii) 2,540,294 shares of Southwest Common Stock were held by Southwest in its treasury, (iii) 399,117 shares of Southwest Common Stock were granted in respect of outstanding Southwest Restricted Stock Awards, and (iv) no shares of Southwest preferred stock (including serial preferred stock and Class B serial preferred stock) were issued and outstanding or held by Southwest in its treasury. As of the Effective Time, no more than (A) 18,574,032 shares of Southwest Common Stock will be issued and outstanding (excluding treasury shares), (B) 2,688,987 shares of Southwest Common Stock will be held by Southwest in its treasury and (C) zero shares of Southwest preferred stock (including serial preferred and Class B serial preferred) will be issued and outstanding or held by its treasury.

(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Southwest have been duly authorized and validly issued and outstanding, and are fully paid and nonassessable under the OGCA and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Southwest has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Southwest.

(c) Outstanding Equity Rights. Other than Southwest Restricted Stock Awards issued prior to the date of this Agreement and set forth in Sections 4.3(a)(iii) and (iv), there are no (i) existing Equity Rights with respect to the securities of Southwest or Southwest Bank, (ii) Contracts under which Southwest or Southwest Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Southwest, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Southwest or Southwest Bank is a party or of which Southwest is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Southwest, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Southwest may vote.

(d) Voting Debt. No bonds, debentures, notes or other indebtedness of any Southwest Entity having the right to vote (or which are convertible into, or exchangeable for, securities of Southwest having the right to vote) on any matters on which shareholders of Southwest may vote are issued or outstanding. There are no Contracts pursuant to which Southwest or any Southwest Subsidiaries is or could be required to register shares of Southwest’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Southwest or any Southwest Subsidiaries. No Southwest Subsidiary owns any capital stock of Southwest.

4.4. Capitalization of Southwest Bank.

(a) Ownership. The authorized capital stock of Southwest Bank consists of 1,569,825 shares of common stock, par value $.10 per share (the “Southwest Bank Common Stock”), and 1,569,825 shares of Southwest Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Southwest Bank Common Stock are directly and beneficially owned and held by Southwest.

(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Southwest Bank are duly and validly issued and outstanding and are fully paid and, except as provided by 6 Okla. Stat. § 220, nonassessable. None of the outstanding shares of capital stock of Southwest Bank has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of the Southwest Bank.

(c) Outstanding Equity Rights. There are no (i) outstanding Equity Rights with respect to the securities of Southwest Bank, (ii) Contracts under which Southwest or Southwest Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Southwest Bank, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Southwest or Southwest Bank is a party or of which Southwest is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Southwest Bank or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Southwest Bank may vote.

(d) Southwest Bank. Southwest Bank does not have any Subsidiaries nor own any equity interests in any other Person other than the entities set forth in Section 4.4(d) of Southwest’s Disclosure Memorandum.

4.5. Southwest Subsidiaries.

(a) Southwest has no direct or indirect Subsidiaries nor own any equity interests in any other Person, other than Southwest Bank and the entities set forth in Section 4.5(a) of Southwest’s Disclosure Memorandum and indirect ownership through Southwest Bank of the entities set forth in Section 4.4(d) of Southwest’s Disclosure Memorandum. Southwest or Southwest Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Southwest Subsidiaries. No capital stock (or other equity interest) of a Southwest Subsidiary is or may become required to be issued (other than to another Southwest Entity) by reason of any Equity Rights, and there are no Contracts by which a Southwest Subsidiary is bound to issue (other than to another Southwest Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Southwest Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Southwest Subsidiary (other than to another Southwest Entity). There are no Contracts relating to the rights of any Southwest Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a Southwest Subsidiary. All of the shares of capital stock (or other equity interests) of each Southwest Subsidiary held by a Southwest Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the Southwest Entity free and clear of any Lien. Southwest Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Southwest, threatened. The certificate of incorporation or association, bylaws, or other governing documents of each Southwest Subsidiary comply with applicable Law.

(b) Each Subsidiary of Southwest is duly organized, validly existing and in good standing under the Laws of the State of its organization, is authorized under applicable Laws to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted.

4.6. Regulatory Reports.

(a) Southwest’s Reports. Southwest and each Southwest Entity (other than Southwest Bank) has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority, since December 31, 2012. Southwest is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of NASDAQ.

(b) Southwest’s SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Southwest or any Southwest Subsidiary pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2012 (the “Southwest SEC Reports”) is publicly available. No such Southwest SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Southwest SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Southwest has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Southwest SEC Reports.

(c) Southwest Bank’s Reports. Since December 31, 2012, Southwest Bank has duly filed with the OSBD and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and the requirements of the applicable Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of Southwest or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Southwest or any of its Subsidiaries.

4.7. Financial Matters.

(a) Financial Statements. The Southwest Financial Statements included or incorporated by reference in the Southwest SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the books and records of Southwest and its Subsidiaries, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim Financial Statements for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Southwest and Southwest Bank, as applicable, as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Southwest and Southwest Bank, as applicable, for the respective periods set forth therein, subject in the case of the interim Financial Statements to year-end adjustments. The consolidated financial statements of Southwest to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes and (C) will fairly present in all material respects the consolidated financial condition of Southwest as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Southwest for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b) Call Reports. The financial statements contained in the Call Reports of Southwest Bank for the periods ended September 30, 2016, June 30, 2016, March 31, 2016 and December 31, 2015 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Southwest Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Southwest Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (C) will fairly present in all material respects the financial condition of Southwest Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Southwest Bank for the respective periods set forth therein, subject to year-end adjustments.

(c) Systems and Processes. Each of Southwest and Southwest Bank have in place sufficient systems and processes that are customary for a financial institution of the size of Southwest and Southwest Bank and that are designed to (i) provide reasonable assurances regarding the reliability of Southwest’s and Southwest Bank’s Financial Statements and (ii) in a timely manner accumulate and communicate to Southwest and Southwest Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Southwest’s and Southwest Bank’s financial statements or any report or filing to be filed or provided to any Regulatory Authority. Since December 31, 2012, neither Southwest nor Southwest Bank nor, to Southwest’s Knowledge, any employee, auditor, accountant or representative of any Southwest Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Southwest Financial Statements, Call Reports or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Southwest or any Southwest Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Southwest or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Southwest or any of its Subsidiaries, whether or not employed by Southwest or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Southwest or any of its officers, directors or employees to the board of directors of Southwest or any committee thereof or to any director or officer of Southwest. To Southwest’s Knowledge, there has been no instance of fraud by any Southwest Entity, whether or not material, that occurred during any period covered by Southwest Financial Statements.

(d) Records. The records, systems, controls, data and information of Southwest and the Southwest Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Southwest or the Southwest Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Southwest. Southwest (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the Southwest Financial Statements and to ensure that information relating to Southwest, including Southwest Subsidiaries, is made known to the chief executive officer, chief financial officer or other members of executive management of Southwest by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of Southwest, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Southwest are being made only in accordance with authorizations of management and directors of Southwest and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Southwest’s Assets that could have a material adverse effect on its financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Southwest’s outside auditors and the audit committee of the board of directors of Southwest (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 13d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Southwest’s ability to record, process, summarize and report financial data, and have disclosed to its auditors any material weaknesses in internal control over financial reporting, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Southwest’s internal control over financial reporting. To the Knowledge of Southwest, there is no reason to believe that Southwest’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e) Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Southwest’s Financial Statements included in the Southwest’s SEC Documents is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Southwest and the Southwest Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Southwest or Southwest Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.8. Books and Records.

The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Southwest and Southwest Bank.

4.9. Absence of Undisclosed Liabilities.

No Southwest Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2015, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Southwest as of December 31, 2015 included in the Southwest Financial Statements at and for the period ending December 31, 2015.

4.10. Absence of Certain Changes or Events.

(a) Since December 31, 2015, there has not been a Material Adverse Effect on Southwest.

(b) Since December 31, 2015, (i) Southwest and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by Southwest or any Southwest Subsidiary whether or not covered by insurance and (iii) none of Southwest nor any of the Southwest Subsidiaries have taken any of the following actions:

(A) amended the certificate of incorporation, bylaws or other governing instruments of any Southwest Entity;

(B) (i) repurchased, redeemed, or otherwise acquired or exchanged (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Southwest Entity or (ii) made, declared, paid or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Southwest’s capital stock or other equity interests (except for regular quarterly cash dividends by Southwest at a rate not in excess of $0.08 per share of Southwest Common Stock);

(C) other than grants of Equity Rights for Southwest Common Stock to directors, officers and employees of Southwest and its Subsidiaries in the Ordinary Course, issued, granted, sold, pledged, disposed of, encumbered or authorized shares of Southwest Common Stock or any other capital stock of any Southwest Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(D) sold, transferred, leased, mortgaged, permitted any Lien, or otherwise disposed of, discontinued or otherwise encumbered (i) any shares of capital stock or other equity interests of any Southwest Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to Southwest or one of the Southwest Subsidiaries) or (ii) any Asset with a current value of $10,000 or more except in the Ordinary Course;

(E) (i) entered into, amended, or increased the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Southwest Entity, (ii) accelerated, amended or changed the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, or (iii) funded any rabbi trust or similar arrangement;

(F) commenced any Litigation other than in the Ordinary Course, or settled, waived or released or agreed or consented to the issuance of any Order in connection with any Litigation involving any Liability of any Southwest Entity for money damages in excess of $50,000 or that would impose any restriction on the operations, business or Assets of any Southwest Entity;

(G) (i) changed in any material respect its lending, investment, hedging, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (ii) changed its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by Law or by rules or policies imposed by a Regulatory Authority;

(H) made, or committed to make, any capital expenditures in excess of $50,000 individually or $500,000 in the aggregate;

(I) except as required by Law or applicable Regulatory Authorities, made any material changes in its policies and practices with respect to insurance policies including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;

(J) canceled, compromised, waived, or released any material indebtedness owed to any Person (other than a Southwest Entity) or any rights or claims held by any Person (other than a Southwest Entity), except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(K) other than in the Ordinary Course, repurchased, or provided indemnification relating to, Loans in the aggregate in excess of $100,000; or

(L) to the Knowledge of Southwest, agreed to take or made any commitment to take any of the foregoing actions.

4.11. Tax Matters.

(a) All Southwest Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Southwest Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Southwest Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or which is being contested in appropriate proceedings) on any of the Assets of any of the Southwest Entities. Since December 31, 2009, no claim has been made in writing by an authority in a jurisdiction where any Southwest Entity does not file a Tax Return that such Southwest Entity may be subject to Taxes by that jurisdiction.

(b) None of the Southwest Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Southwest Entity or the Assets of any Southwest Entity. None of the Southwest Entities has waived any statute of limitations in respect of any Taxes, which waiver remains in effect.

(c) Each Southwest Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each Southwest Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Southwest Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Southwest Entities in filing their Tax Returns.

(e) None of the Southwest Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Southwest Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Southwest Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Southwest) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Southwest is parent), or as a transferee or successor.

(f) During the two-year period ending on the date hereof, none of the Southwest Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g) Each Southwest Benefit Plan, employment agreement, or other compensation arrangement of Southwest that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code has been written, executed, and operated in compliance with Section 409A of the Internal Revenue Code and the regulations thereunder. Neither Southwest nor any Southwest Subsidiary has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code.

(h) None of the Southwest Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Southwest Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

4.12. Assets.

(a) Each Southwest Entity has good and marketable title to those Assets reflected in the most recent Southwest Financial Statements as being owned by such Southwest Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Southwest is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Southwest Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable. There are no pending or, to the Knowledge of Southwest, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Southwest. Southwest and its Subsidiaries own or lease all properties as are necessary to their operations as now conducted and no person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

(b) Section 4.12(b) of the Southwest Disclosure Memorandum sets forth a complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any Southwest Entity or otherwise occupied by a Southwest Entity or used or held for use by any Southwest Entity (collectively, the “Real Property”). Other than as set forth on Section 4.12(b) of the Southwest Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property owned or leased by any Southwest Entity other than such Southwest Entity, and no Person other than a Southwest Entity has the right to use or occupy for any purpose any portion of any of the Real Property owned, leased or licensed by a Southwest Entity. Southwest or a Southwest Subsidiary has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property.

(c) All leases of Real Property under which any Southwest Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and Southwest or such Southwest Subsidiary has good and marketable leasehold interests to all Real Property leased by them. There is not under any such lease any material existing Default by any Southwest Entity or, to Southwest’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid.

(d) The Assets reflected in the most recent Southwest Financial Statements which are owned or leased by the Southwest Entities, and in combination with the Real Property, the Intellectual Property of any Southwest Entity, and contractual benefits and burdens of the Southwest Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Southwest Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

4.13. Intellectual Property; Privacy.

(a) Southwest Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Southwest Entity. Each Southwest Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Southwest Entity in connection with such Southwest Entity’s business operations, and such Southwest Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Southwest Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Southwest threatened, which challenge the rights of any Southwest Entity with respect to Intellectual Property used, sold or licensed by such Southwest Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Southwest Entities and the use of any Intellectual Property by Southwest and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. No Person has asserted to Southwest in writing that Southwest or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Southwest Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the trademarks set forth on Section 4.13(a) of the Southwest Disclosure Memorandum (“Southwest Trademarks”) will be transferred to Simmons in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Simmons shall have right and title to the Southwest Trademarks. All of the Southwest Entities’ right to the use of and title to the name of Southwest Trademarks will be transferred to Simmons in connection with the completion of the transactions contemplated by this Agreement.

(b) In each case, except as would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Southwest, (i) the computer, information technology and data processing systems, facilities and services used by Southwest and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of Southwest and its Subsidiaries as currently conducted and (ii) the Systems are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Southwest and each of its Subsidiaries as currently conducted. To Southwest’s Knowledge, no third party has gained unauthorized access to any Systems owned or controlled by Southwest or any of its Subsidiaries, and Southwest and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Southwest and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of Southwest and each of its Subsidiaries in all material respects.

(c) Since December 31, 2012, Southwest and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Southwest’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Southwest, any of its Subsidiaries or any other person.

4.14. Environmental Matters.

(a) Each Southwest Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance, in all material respects, with all Environmental Laws.

(b) There is no Litigation pending or, to the Knowledge of Southwest, threatened before any court, governmental agency, or authority or other forum in which any Southwest Entity or any of its Operating Properties or Participation Facilities (or Southwest in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Southwest Entity or any of its Operating Properties or Participation Facilities, nor, to the Knowledge of Southwest, is there any reasonable basis for any Litigation of a type described in this sentence.

4.15. Compliance with Laws.

(a) Each Southwest Entity has, and since December 31, 2012 has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith). There has occurred no material Default under any such Permit and to the Knowledge of Southwest no suspension or cancellation of any such Permit is threatened. None of the Southwest Entities:

(i) is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(ii) is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii) since December 31, 2012, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Southwest Entity is not in compliance with any Laws or Orders or engaging in an unsafe or unsound activity.

(b) Southwest and each Southwest Entity is in compliance, in all material respects, with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Laws promulgated by the Consumer Financial Protection Bureau, Laws administered or enforced by the Federal Reserve, or the FDIC, all laws related to data protection or privacy, any applicable state, federal or self-regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage

Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, all Laws relating to truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Gramm-Leach-Bliley Act, the BHC Act, the FDIA, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Southwest and Southwest Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). To the Knowledge of Southwest, each director, officer, shareholder, manager, and employee of the Southwest Entities that has been engaged at any time in the development, use or operation of the Southwest Entities and their respective Assets, and each Contractor, is and has been in compliance, in all material respects, with all applicable Law relating to the development, use or operation of the Southwest Entities and their respective Assets. No Proceeding or notice has been filed, given, commenced or, to the Knowledge of Southwest, threatened against any of the Southwest Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Contractors alleging any failure to so comply with all applicable Law.

(c) Southwest Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has, in all material respects, timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has, in all material respects, timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 4.15 and Sections 4.17 and 4.33.

(d) Since December 31, 2012, Southwest and each of its Subsidiaries has properly administered, in all material respects, all accounts for which Southwest or any of its Subsidiaries acts as a fiduciary, including accounts for which Southwest or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since December 31, 2012, none of Southwest or any of its Subsidiaries, or, to Southwest’s Knowledge, any director, officer, or employee of Southwest or its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.16. Community Reinvestment Act Performance.

Southwest Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed examination, and Southwest has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Southwest Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”

4.17. Foreign Corrupt Practices.

No Southwest Entity, or, to the Knowledge of Southwest, any director, officer, agent, employee or other Person acting on behalf of a Southwest Entity has, in the course of its actions for, or on behalf of, any Southwest Entity (i) used any funds of Southwest or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from funds of Southwest or any of its Subsidiaries, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Southwest or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Southwest or any of its Subsidiaries, (v) established or maintained any unlawful fund of monies or other Assets of Southwest or any of its Subsidiaries, (vi) made any fraudulent entry on the books or records of Southwest or any of its Subsidiaries or (vii) violated or is in violation, in all material respects, of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Southwest Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Southwest, threatened. Each Southwest Entity has been conducting operations at all times in material compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Southwest Entity has established and maintained a system of internal controls designed to ensure compliance by the Southwest Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

4.18. Labor Relations.

(a) No Southwest Entity is the subject of any pending or threatened Litigation asserting that it or any other Southwest Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Southwest Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Southwest Entity party to or currently negotiating any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Southwest’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Southwest Entity pending or threatened and there have been no such actions or disputes since December 31, 2012. To the Knowledge of Southwest, since December 31, 2012, there has not been any attempt by any Southwest Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Southwest Entity. The employment of each employee and the engagement of each independent contractor of Southwest Entity are terminable at will by the relevant Southwest Entity without any penalty, liability or severance obligation incurred by any Southwest Entity except for those agreements or obligations listed in Section 4.19(i) of Southwest’s Disclosure Memorandum.

(b) Section 4.18(b) of Southwest’s Disclosure Memorandum separately sets forth all of Southwest’s employees, including for each such employee: name, job title, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.19(a) of Southwest’s Disclosure Memorandum), bonuses paid the past three years, and visa and greencard application status. To Southwest’s Knowledge, no employee of any Southwest Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. No key employee of any Southwest Entity has provided written notice to a Southwest Entity of his or her intent to terminate his or her employment with the applicable Southwest Entity as of the date hereof, and, as of the date hereof, to Southwest’s Knowledge, no key employee intends to terminate his or her employment with Southwest before Closing.

(c) To the Knowledge of Southwest, no independent contractor, consultant, freelancer or other service provider (collectively, “Contractors”) used by the Southwest Entities at any point since December 31, 2012 is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Southwest Entities. To Southwest’s Knowledge, no current Contractor used by the Southwest Entities intends to terminate his or her or its relationship with any Southwest Entity. The Southwest Entities have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Contractor nor has Southwest performed any act or engaged in any activity that could result in Southwest being found to be a joint employer of a Contractor under the National Labor Relations Act, the Fair Labor Standards Act, any Occupational Safety and Health Administration laws or regulations, any state worker’s compensation laws, or any other law or regulation. The Southwest Entities have properly classified, pursuant to the Internal Revenue Code and any other applicable Law, all Contractors used by the Southwest Entities at any point.

(d) The Southwest Entities have no “leased employees” within the meaning of Internal Revenue Code § 414(n).

(e) The Southwest Entities have, or will have no later than the Closing Date, accrued all salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the Southwest Entities is and at all times has been in material compliance with all Laws governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.

(f) There have not been any wage and hour claims by any employee of any Southwest Entity since December 31, 2012, nor, to Southwest’s Knowledge, are there any wage and hour claims currently threatened by any employee of any Southwest Entity. Except for claims for benefits in the Ordinary Course under a Southwest Benefit Plan, there have not been any proceedings by any employee of any Southwest Entity related to their employment with such Southwest Entity since December 31, 2012, nor, to the Knowledge of Southwest, are there any proceedings currently threatened by any employee of any Southwest Entity related to their employment with such Southwest Entity. Nor, to the Knowledge of Southwest, are there any governmental investigations open with or under consideration by the Department of Labor, Equal Employment Opportunity Commission, Office of Federal Contract Compliance Programs or any other governmental body charged with administering or enforcing employment related laws or regulations.

(g) All of the Southwest Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

Each individual who renders services to any Southwest Entity has provided proof of employment eligibility and is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under Southwest Benefit Plans).

4.19. Employee Benefit Plans.

(a) Southwest has made available to Simmons prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Southwest Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Southwest or any ERISA Affiliate has or may have any obligation or Liability (collectively, the “Southwest Benefit Plans”). Any of the Southwest Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Southwest ERISA Plan.” Section 4.19(a) of Southwest’s Disclosure Memorandum has a complete and accurate list of all Southwest Benefit Plans. No Southwest Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Southwest has made available to Simmons prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Southwest Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) regarding a Southwest Benefit Plan during this calendar year or any of the preceding three calendar years, or the most recent such letter or opinion if issued prior to the three preceding calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial or allocation reports, non-discrimination tests and valuations prepared for any Southwest Benefit Plan for the current plan year and the preceding three plan years, (iv) the most recent summary plan descriptions and any material modifications thereto for any Southwest Benefit Plan, (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a Southwest Benefit Plan, since December 31, 2009 (vi) any correspondence, memorandum or calculations, since December 31, 2009 regarding errors corrected or to be corrected with respect to any Southwest Benefit Plan under the IRS Employee Plans Compliance Resolution System and (vii) all actuarial valuations of Southwest Benefit Plans, since December 31, 2009.

(b) Since December 31, 2009, each Southwest Benefit Plan is and has been maintained in compliance with the terms of such Southwest Benefit Plan and with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No Southwest Benefit Plan is required to be amended within the ninety-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Southwest Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype or volume submitter plan, opinion letter, from the IRS that is still in effect and applies to the Southwest Benefit Plan and on which such Southwest Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that could adversely affect the qualified status of such Southwest Benefit Plan.

(c) There are no pending or, to the Knowledge of Southwest, threatened claims or disputes under the terms of, or in connection with, the Southwest Benefit Plans other than claims for benefits in the Ordinary Course and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Southwest Benefit Plan.

(d) Neither Southwest nor any Affiliate of Southwest has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any Southwest Benefit Plan and no prohibited transaction has occurred with respect to any Southwest Benefit Plan that would be reasonably expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code. Neither Southwest, any Southwest Entity, any Southwest Entity employee, or any committee of which any Southwest Entity employee is a member has breached his or her fiduciary duty with respect to a Southwest Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Southwest Benefit Plan. To Southwest’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not Southwest or any Southwest Entity employee, has breached his or her fiduciary duty with respect to a Southwest Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Southwest Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code being imposed on Southwest or any Affiliate of Southwest.

(e) Neither Southwest nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), (ii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code), (iii) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code), or (iv) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Internal Revenue Code or that provides for indemnification for or gross-up of any taxes thereunder.

(f) Each Southwest Benefit Plan that is a health or welfare plan has been amended and administered, in all material respects, in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010. Each Southwest Benefit Plan which is a self-funded health or welfare benefit plan (“Self-Funded Health or Welfare Plan”) does not have any covered claims incurred in plan years preceding the current plan year which are unpaid. Each Self-Funded Health or Welfare Plan has stop loss insurance policies in force for which all premium payments have been made and are current, and which provides for run-out or tail coverage for covered claims incurred prior to the end of the plan year or the termination of the applicable Self-Funded Health or Welfare Plan, but not submitted and paid prior to the end of such period, and such coverage extends for such period of time as provided under the applicable Self-Funded Health or Welfare Plan to submit claims for the period incurred under the applicable Self-Funded Health or Welfare Plan (the “Claims Period”). In the event the stop loss policies currently in place do not provide for run-out or tail coverage to the end of such Claims Period, the Southwest Entities will obtain such coverage at the satisfaction of Simmons prior to the Closing Date.

(g) No Southwest Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Southwest Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Southwest Benefit Plan and no circumstance exists which could give rise to such Tax.

(h) All contributions required to be made to any Southwest Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Southwest Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Southwest.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Southwest Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (b) limitation on the right of any Southwest Entity to amend, merge, terminate or receive a reversion of assets from any Southwest Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Southwest Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.19(i) of Southwest’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code. No Southwest Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Internal Revenue Code, or otherwise.

4.20. Material Contracts.

Except as otherwise reflected in the Southwest Financial Statements and the Southwest SEC Reports, none of the Southwest Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any Contract (whether written or oral), (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and that has not been filed as an exhibit to one of the Southwest SEC Reports, (b) that is an employment, severance, termination, change-in-control, consulting, retirement or similar Contract, (c) relating to the borrowing of money by any Southwest Entity or the guarantee by any Southwest Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $10,000, (d) which prohibits or restricts any Southwest Entity (and/or, following consummation of the transactions contemplated by this Agreement, Simmons) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (e) relating to the purchase or sale of any goods or services by a Southwest Entity (other than Contracts entered into in the Ordinary Course and involving payments under any individual Contract not in excess of $50,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any Southwest Entity in the Ordinary Course), (f) which obligates any Southwest Entity to conduct business with any third party on an exclusive or preferential basis, or requires referrals of business or any Southwest Entity to make available investment opportunities to any Person on a priority or exclusive basis, (g) which limits the payment of dividends by any Southwest Entity, (h) pursuant to which any Southwest Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (i) pursuant to which any Southwest Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (j) which relates to Intellectual Property of Southwest (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (k) between any Southwest Entity, on the one hand, and (i) any officer or director of any Southwest Entity, or (ii) to the Knowledge of Southwest, any (x) record or beneficial owner of five percent or more of the voting securities of Southwest, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Southwest, on the other hand, except those of a type available to employees of Southwest generally, (l) that provides for payments to be made by Southwest or any of its Subsidiaries upon a change in control thereof, (m) that may not be canceled by Simmons, Southwest or any of their respective Subsidiaries (i) at their convenience (subject to no more than 90 days’ prior written notice), or (ii) without payment of a penalty or termination fee equal to or greater than $75,000 (assuming such Contract was terminated on the Closing Date), (n) containing any standstill or similar agreement pursuant to which Southwest has agreed not to acquire Assets or equity interests of another Person, (o) that provides for indemnification by Southwest or any of its Subsidiaries of any Person, except for non-material Contracts entered into in the Ordinary Course, (p) with or to a labor union or guild (including any collective bargaining agreement), (q) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of Southwest or its Subsidiaries, taken as a whole, or (r) that would be terminable other than by a Southwest Entity or under which a material payment obligation would arise or be accelerated, in each case as a result of the Merger or the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or (s) any other Contract or amendment thereto that is material to any Southwest Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each Contract of the type described in this Section 4.20, whether or not set forth in Southwest’s Disclosure Memorandum together with all Contracts referred to in Sections 4.13 and 4.19(a), are referred to herein as the “Southwest Contracts.” With respect to each Southwest Contract: (i) the Southwest Contract is legal, valid and binding on Southwest or a Southwest Subsidiary and is in full force and effect and is enforceable in accordance with its terms; (ii) no Southwest Entity is in material Default thereunder; (iii) no Southwest Entity has repudiated or waived any material provision of any such Southwest Contract; (iv) no other party to any such Southwest Contract is, to the Knowledge of Southwest, in material Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Southwest, threatened cancellations of any Southwest Contract. All of the Southwest Contracts have been Previously Disclosed and complete and correct copies of each Southwest Contract have been made available to Simmons. All of the indebtedness of any Southwest Entity for money borrowed is prepayable at any time by such Southwest Entity without penalty or premium.

4.21. Agreements with Regulatory Authorities.

Neither Southwest nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any formal or informal written agreement, consent decree, or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, order of prohibition or suspension or other written statement as described under 12 U.S.C. 1818(u), or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in Southwest’s Disclosure Memorandum, a “Southwest Regulatory Agreement”), nor has Southwest or any Southwest Subsidiary been advised in writing or, to Southwest’s Knowledge, orally, since December 31, 2012, by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such Southwest Regulatory Agreement.

4.22. Investment Securities.

(a) Each of Southwest and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, borrowings of federal funds or advances and loans from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Southwest SEC Reports and (ii) to the extent such securities or commodities are pledged in the Ordinary Course and in accordance with prudent banking practices to secure obligations of Southwest or its Subsidiaries. Such securities are valued on the books of Southwest in accordance with GAAP in all material respects.

(b) Southwest and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Southwest believes are prudent and reasonable in the context of their respective businesses, and Southwest and its Subsidiaries have, since December 31, 2012, been in compliance with such policies, practices and procedures in all material respects.

4.23. Derivative Instruments and Transactions.

All Derivative Transactions (as defined below) whether entered into for the account of any Southwest Entity or for the account of a customer of any Southwest Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Southwest Entity party thereto and, to the Knowledge of Southwest, each of the counterparties thereto and (c) are in full force and effect and enforceable in accordance with their terms. Southwest or its Subsidiaries and, to the Knowledge of Southwest, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Southwest, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Southwest and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of Southwest and such Subsidiaries in accordance with GAAP. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.24. Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Southwest, threatened against any Southwest Entity, or against any current or former director, officer or employee of a Southwest Entity in their capacities as such or Employee Benefit Plan of any Southwest Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Southwest Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Southwest. Section 4.24 of Southwest’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Southwest Entity is a party. Section 4.24 of Southwest’s Disclosure Memorandum sets forth a list of all Orders to which any Southwest Entity is subject.

4.25. Statements True and Correct.

(a) None of the information supplied or to be supplied by any Southwest Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Simmons with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement relating to Southwest and its Subsidiaries and other portions within the reasonable control of Southwest and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by any Southwest Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement, and any other documents to be filed by a Southwest Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement, when first mailed to the shareholders of Southwest and shareholders of Simmons, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of Southwest’s Shareholders’ Meeting and Simmons’ Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Southwest’s Shareholders’ Meeting or Simmons’ Shareholders’ Meeting.

4.26. State Takeover Statutes and Takeover Provisions.

Southwest has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”). No Southwest Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Simmons entitled to vote in the election of Simmons’ directors.

4.27. Opinion of Financial Advisor.

Southwest has received the opinion of Keefe Bruyette & Woods, Inc., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the holders of Southwest Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.28. Tax and Regulatory Matters.

No Southwest Entity or, to the Knowledge of Southwest, any Affiliate thereof has taken or agreed to take any action, and Southwest does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.29. Loan Matters.

(a) Neither Southwest nor any of its Subsidiaries is a party to any written or oral Loan in which Southwest or any Southwest Subsidiary is a creditor which as of September 30, 2016, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of November 30, 2016, over 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Section 4.29(a) of Southwest’s Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of Southwest and its Subsidiaries that, (A) as of September 30, 2016 had an outstanding balance of $50,000 or more and were (1) on non-accrual status or (2) classified by Southwest as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date, and (B) at any point since December 31, 2012, constituted a “Troubled Debt Restructuring,” as defined in the Accounting Standards Codification Subtopic 310-40.

(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Southwest Entity and are complete and correct in all material respects.

(c) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Southwest’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d) None of the Contracts pursuant to which any Southwest Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Except as would not be material to Southwest and its Subsidiaries, each Loan included in a pool of Loans originated, securitized or, to the Knowledge of Southwest, acquired by Southwest or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Southwest and its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e) (i) Section 4.29(e) of Southwest’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Southwest to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of any Southwest Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f) Neither Southwest nor any of its Subsidiaries is now nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.30. Deposits.

All of the deposits held by Southwest Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of Southwest Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements. All of the deposits held by Southwest Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Southwest, threatened.

4.31. Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the Southwest Financial Statements was, as of the date of each of the Southwest Financial Statements, in the opinion of management of Southwest, in compliance with Southwest’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

4.32. Insurance.

Southwest Entities are insured with reputable insurers against such risks and in such amounts as the management of Southwest reasonably has determined to be prudent and consistent with industry practice. Section 4.32 of Southwest’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the Southwest Entities, correct and complete copies of which policies have been provided to Simmons prior to the date hereof. The Southwest Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Southwest Entities, Southwest or Southwest Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To Southwest’s Knowledge, no Southwest Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Southwest’s Knowledge, is the termination of any such policies threatened.

4.33. OFAC; Sanctions.

None of Southwest, any Southwest Entity or any director or officer or, to the Knowledge of Southwest, any agent, employee, affiliate or other Person acting on behalf of any Southwest Entity (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals (“SDN List”) of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.

4.34. Brokers and Finders.

Except for Keefe Bruyette & Woods, Inc., neither Southwest nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.35. Transactions with Affiliates.

There are no Contracts, plans, arrangements or other transactions between any Southwest Entity, on the one hand, and (a) any officer or director of any Southwest Entity, (b) to Southwest’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of Southwest or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Southwest, on the other hand, except those, in each case, of a type available to employees of Southwest generally.

4.36. No Investment Adviser Subsidiary.

Neither Southwest nor any Southwest Subsidiary provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.37. No Broker-Dealer Subsidiary.

Neither Southwest nor any Southwest Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.38. No Insurance Subsidiary.

Neither Southwest nor any Southwest Subsidiary conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SIMMONS

Except as Previously Disclosed, Simmons hereby represents and warrants to Southwest as follows:

5.1. The Standard.

No representation or warranty of Simmons contained in ARTICLE 5 shall be deemed untrue or incorrect, and Simmons shall not be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the condition set forth in Section 8.3(a), as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in ARTICLE 5 has had or is reasonably likely to have a Material Adverse Effect on Simmons (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 5.7, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to the representations in Sections 5.2 (first sentence only), 5.3(a), 5.3(b)(i), 5.4(b) and 5.15, which shall be true and correct in all material respects, and the representations and warranties in Sections 5.4(a), 5.4(c) and 5.7, which shall be true and correct in all respects (except for inaccuracies in Sections 5.4(a) and 5.4(c) that are de minimis in amount).

5.2. Organization, Standing, and Power.

Simmons is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arkansas, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Simmons is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.3. Authority; No Breach By Agreement.

(a) Authority. Simmons has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Simmons, subject to the requisite approval of this Agreement by the holders of Simmons Capital Stock entitled to vote on this Agreement and the Merger. Subject to such requisite Simmons shareholder approval, and assuming the due authorization, execution and delivery by Southwest, this Agreement represents a legal, valid, and binding obligation of Simmons, enforceable against Simmons in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) No Conflicts. Neither the execution and delivery of this Agreement by Simmons, nor the consummation by Simmons of the transactions contemplated hereby, nor compliance by Simmons with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Simmons’

Articles of Restatement of the Articles of Incorporation or Amended Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Simmons Entity under, any Contract or Permit of any Simmons Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Simmons Entity or any of their respective material Assets.

(c) Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of NASDAQ, the ABCA, the OGCA, the Laws of the State of Arkansas with respect to Simmons Bank, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Simmons of the Merger and the other transactions contemplated in this Agreement.

5.4. Capital Stock.

(a) The authorized capital stock of Simmons consists of (i) 120,000,000 shares of Simmons Common Stock, of which 31,277,117 shares are issued and outstanding as of December 12, 2016, and (ii) 40,040,000 shares of preferred stock, par value $0.01 per share of Simmons, of which no shares are issued and outstanding as of December 12, 2016. As of the date of this Agreement, no more than 475,380 shares of Simmons Common Stock are subject to Simmons Options or other Equity Rights in respect of Simmons Common Stock, and no more than 510,524 shares of Simmons Common Stock were reserved for future grants under the Simmons Stock Plans. Upon any issuance of any shares of Simmons Common Stock in accordance with the terms of the Simmons Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b) All of the issued and outstanding shares of Simmons Capital Stock are, and all of the shares of Simmons Common Stock to be issued in exchange for shares of Southwest Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the ABCA. None of the shares of Simmons Common Stock to be issued in exchange for shares of Southwest Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Simmons.

(c) Except as set forth in Section 5.4(a), as of December 12, 2016, there are no shares of capital stock or other equity securities of Simmons outstanding and no outstanding Equity Rights relating to the capital stock of Simmons. No Simmons Subsidiary owns any capital stock of Southwest.

5.5. SEC Filings; Financial Statements.

(a) Simmons has timely filed all SEC Documents required to be filed by Simmons since December 31, 2014 (the “Simmons SEC Reports”). The Simmons SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Simmons SEC Reports or necessary in order to make the statements in such Simmons SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Simmons Bank and Simmons Subsidiaries that are registered as a broker, dealer, or investment adviser, no Simmons Subsidiary is required to file any SEC Documents.

(b) Each of the Simmons Financial Statements (including, in each case, any related notes) contained in the Simmons SEC Reports, including any Simmons SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Simmons and its Subsidiaries as at the respective dates and the consolidated results of operations, shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Since December 31, 2015, Simmons and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Simmons in the Simmons SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of Simmons as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Simmons required under the Exchange Act with respect to such reports.

(d) Simmons and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Simmons has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Simmons’ outside auditors and the audit committee of the board of directors of Simmons, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Simmons’ ability to accurately record, process summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Simmons’ internal control over financial reporting.

(e) Since December 31, 2012, (i) neither any Simmons Entity nor, to the Knowledge of Simmons, any director, officer, employee, auditor, accountant or representative of any Simmons Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Simmons Entity or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Simmons Entity has engaged in questionable accounting or auditing practices and (ii) no attorney representing any Simmons Entity, whether or not employed by any Simmons Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Simmons or any of its officers, directors, employees or agents to the board of directors of Simmons or any committee thereof or to any of Simmons’ directors or officers.

5.6. Absence of Undisclosed Liabilities.

No Simmons Entity has incurred any Liability, except (a) such Liabilities incurred in the Ordinary Course consistent with past practice since December 31, 2015, (b) in connection with this Agreement and the transactions contemplated hereby, and (c) such Liabilities that are accrued or reserved against in the consolidated balance sheets of Simmons as of September 30, 2016, included in the Simmons Financial Statements delivered or filed prior to the date of this Agreement.

5.7. Absence of Certain Changes or Events.

Since December 31, 2015 there has not been a Material Adverse Effect on Simmons.

5.8. Tax Matters.

(a) The Simmons Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. The Simmons Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Simmons Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of the Simmons Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Simmons Entity does not file a Tax Return that such Simmons Entity may be subject to Taxes by that jurisdiction.

(b) None of the Simmons Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Simmons Entity. None of the Simmons Entities has waived any statute of limitations in respect of any Taxes.

(c) Each Simmons Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

5.9. Compliance with Laws.

Simmons is duly registered as a bank holding company and has elected to be treated as a financial holding company under the BHC Act. Each Simmons Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of the Simmons Entities:

(a) is in Default under its Articles of Restatement of the Articles of Incorporation or Amended Bylaws (or other governing instruments); or

(b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(c) since December 31, 2012, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Simmons Entity is not in compliance with any Laws or Orders, or (ii) requiring any Simmons Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal or informal agreement, directive, consent decree, commitment or memorandum of understanding, order of prohibition or suspension or other written statements as described under 12 U.S.C. 1818(u), or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

5.10. Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Simmons, threatened against any Simmons Entity, or against any director, employee or employee benefit plan of any Simmons Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Simmons Entity.

5.11. Reports.

Since December 31, 2012, each Simmons Entity has filed all material reports and statements, together with any amendments required to be made with respect thereto, including Call Reports, that it was required to file with Regulatory Authorities (other than the SEC). As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements made therein not misleading.

5.12. Statements True and Correct.

(a) None of the information supplied or to be supplied by any Simmons Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Simmons with the SEC, will, when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and the Proxy Statement relating to Simmons and its Subsidiaries and other portions within the reasonable control of Simmons and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by any Simmons Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement to be mailed to Southwest’s shareholders and Simmons’ shareholders in connection with Southwest’s Shareholders’ Meeting and Simmons’ Shareholders’ Meeting, and any other documents to be filed by any Simmons Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Southwest and the shareholders of Simmons, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of Southwest’s Shareholders’ Meeting and Simmons’ Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Southwest’s Shareholders’ Meeting or Simmons’ Shareholders’ Meeting.

5.13. Tax and Regulatory Matters.

No Simmons Entity or, to the Knowledge of Simmons, any Affiliate thereof has taken or agreed to take any action, and Simmons does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.14. Regulatory Capitalization.

Each of Simmons and Simmons Bank is “well capitalized” as such term is defined in the rules and regulations promulgated by the Federal Reserve.

5.15. Brokers and Finders.

Except for Stephens Inc., neither Simmons nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 6

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1. Affirmative Covenants of Southwest.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein, required by applicable Law, or as set forth in Section 6.1(a) of Southwest’s Disclosure Memorandum, Southwest shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and Ordinary Course, consistent with past practice, (ii) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, and (iii) take no action that is intended to or which would reasonably be expected to adversely affect or delay (A) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement, (B) the consummation of the transactions contemplated by this Agreement or (C) performance of its covenants and agreements in this Agreement.

(b) Beginning on the date that is two weeks after the date hereof, and every two weeks thereafter, Southwest shall provide, and shall cause Southwest Bank also to provide, to Simmons a report describing all of the following which has occurred in the prior two weeks:

(i) new, renewed, extended, modified, amended or terminated Contracts that provide for aggregate annual payments of $50,000 or more; and

(ii) new Loans or commitments (including a letter of credit) for Loans in excess of $1,000,000, any renewals or extensions of existing Loans or commitments for any Loans in excess of $1,000,000, or any material amendments or modifications to Loans in excess of $1,000,000.

6.2. Negative Covenants of Southwest.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of Southwest’s Disclosure Memorandum, Southwest covenants and agrees that it will not do or agree or commit to do, or cause or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the certificate of incorporation, bylaws or other governing instruments of any Southwest Entity;

(b) incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Southwest to Southwest Bank or of Southwest Bank to Southwest, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c) (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Southwest Entity, (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Southwest’s capital stock or other equity interests (except for regular quarterly cash dividends by Southwest at a rate not in excess of $0.08 per share of Southwest Common Stock);

(d) issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Southwest Common Stock or any other capital stock of any Southwest Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e) directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Southwest Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Southwest Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Southwest Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to Southwest or one of the Southwest Subsidiaries) or (ii) any Asset with a then current value of $10,000 or more other than (A) pursuant to Contracts in force at the date of this Agreement, (B) Loan participations, or (C) sales of investment securities, each in the Ordinary Course;

(f) (i) except for purchases of investment securities in the Ordinary Course, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than Southwest Bank, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Southwest Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g) except as required by a Southwest Contract or by applicable Law, (i) grant any bonus or increase in compensation or benefits to the employees or officers of any Southwest Entity, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Southwest Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Southwest Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Southwest Entity, (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Southwest Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $75,000, other than for cause or (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $100,000;

(h) enter into, amend or renew any employment Contract between any Southwest Entity and any Person (unless such amendment is required by Law) that the Southwest Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) except as required by Law or, with respect to a Southwest ERISA Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any new Employee Benefit Plan of any Southwest Entity or terminate or withdraw from, or amend, any Southwest Benefit Plan, (ii) make any distributions from such Employee Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any Southwest Benefit Plan;

(j) make any change in any accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in regulatory accounting requirements or GAAP;

(k) commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Southwest Entity for money damages in excess of $50,000 or that would impose any restriction on the operations, business or Assets of any Southwest Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby (other than as permitted by Section 10.13);

(l) (i) enter into, renew, extend, modify, amend or terminate any (A) Contract (1) with a term longer than one year or (2) that calls for aggregate payments of $50,000 or more, (B) Southwest Contract, (C) Contract referenced in Section 4.34 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 4.35 (other than, in the case of sub-clauses (A) and (B), Contracts that can be terminated on less than 30 days’ notice with no prepayment penalty, Liability or other obligation), (ii) make any amendment or modification to any Contract described in clause (i), other than in the Ordinary Course, or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m) (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by Law or by rules or policies imposed by a Regulatory Authority;

(n) make, or commit to make, any capital expenditures in excess of $50,000 individually or $500,000 in the aggregate;

(o) except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to (i) its hedging practices and policies or (ii) insurance policies including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;

(p) cancel, compromise, waive, or release any material indebtedness owed to any Person (other than a Southwest Entity) or any rights or claims held by any Person (other than a Southwest Entity), except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(q) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(r) materially change or restructure its investment securities portfolios, its investment securities practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(s) alter materially its interest rate or fee pricing policies with respect to depository accounts of any Southwest Subsidiaries or waive any material fees with respect thereto;

(t) make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Southwest Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(u) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(v) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(w) foreclose upon or take a deed or title to any commercial real estate (excluding real estate used solely for agricultural production) without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;

(x) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Southwest Bank), except for (i) Loans or commitments for Loans made or acquired in full compliance with the Southwest Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of an exception to the Southwest Bank’s underwriting policy and related Loan policies (other than immaterial exceptions to such underwriting policy and related Loan policies), (ii) (A) Loans or commitments for Loans or (B) amendments or modifications of any existing Loans, in each case, with a principal balance equal to or less than $3,000,000 made in full compliance with the Southwest Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment;

(y) other than in the Ordinary Course, repurchase, or provide indemnification relating to, Loans in the aggregate in excess of $100,000;

(z) notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(aa) agree to take, make any commitment to take, or adopt any resolutions of Southwest’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3. Covenants of Simmons.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Southwest shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Simmons’ Disclosure Memorandum, Simmons covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Southwest, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend the articles of incorporation, bylaws or other governing instruments of Simmons or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Southwest or the holders of Southwest Common Stock adversely relative to other holders of Simmons Common Stock;

(b) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c) take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement; or

(d) agree to take, make any commitment to take, or adopt any resolutions of Simmons’ board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4. Reports.

Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC and with respect to the financial statements in the Call Reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to the financial statements contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1. Registration Statement; Proxy Statement; Shareholder Approvals.

(a) Simmons and Southwest shall promptly prepare and file with the SEC, a joint proxy statement/prospectus in definitive form (including any amendments thereto, the “Proxy Statement”) and Simmons shall prepare and file with the SEC the Registration Statement (including the prospectus of Simmons and Proxy Statement constituting a part thereof and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. Simmons and Southwest agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. Each of Simmons and Southwest agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Southwest and Simmons shall thereafter mail or deliver the Proxy Statement to their respective shareholders promptly following the date of effectiveness of the Registration Statement. Simmons also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Southwest shall furnish all information concerning Southwest and the holders of Southwest Common Stock as may be reasonably requested in connection with any such action. Each of Simmons and Southwest agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Simmons, Southwest or their respective Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement. Southwest shall have the right to review and consult with Simmons with respect to any information included in, the Registration Statement prior to its being filed with the SEC. Simmons will advise Southwest, promptly after Simmons receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Simmons Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b) Southwest shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“Southwest’s Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the adoption of this Agreement by a majority of the outstanding shares of Southwest Common Stock entitled to vote thereon (the “Southwest Shareholder Approval”) and such other related matters as it deems appropriate. Southwest agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure or communication to Southwest of any Acquisition Proposal. Southwest shall (i) through its board of directors (which shall recommend and determine advisable the Merger and this Agreement), recommend to its shareholders the adoption of this Agreement (the “Southwest Recommendation”), (ii) include such Southwest Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the Southwest Shareholder Approval. Neither the board of directors of Southwest nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Simmons, the Southwest Recommendation or take any action, or make any public statement, filing or release inconsistent with the Southwest Recommendation (any of the foregoing being a “Change in the Southwest Recommendation”). If requested by Simmons, Southwest shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Simmons in connection with obtaining the Southwest Shareholder Approval.

(c) Southwest shall adjourn or postpone Southwest’s Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Southwest Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Southwest shall also adjourn or postpone Southwest’s Shareholders’ Meeting, if on the date of Southwest’s Shareholders’ Meeting Southwest has not recorded proxies representing a sufficient number of shares necessary to obtain the Southwest Shareholder Approval. Notwithstanding anything to the contrary herein, Southwest’s Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of Southwest at Southwest’s Shareholders’ Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Southwest of such obligation. Southwest shall only be required to adjourn or postpone Southwest’s Shareholders’ Meeting two times pursuant to the second sentence of this Section 7.1(c).

(d) Simmons shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (the “Simmons’ Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the approval of this Agreement by a majority of the outstanding shares of Simmons Common Stock entitled to vote thereon (the “Simmons Shareholder Approval”) and such other related matters as it deems appropriate. Simmons shall (i) through its board of directors, recommend to its shareholders the approval of this Agreement (the “Simmons Recommendation”), (ii) include such Simmons Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the Simmons Shareholder Approval.

7.2. Acquisition Proposals.

(a) No Southwest Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Southwest shall constitute a breach of this Section 7.2 by Southwest.

(b) Notwithstanding anything to the contrary in Section 7.2(a), if Southwest or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to Southwest’s

Shareholders’ Meeting that did not result from or arise in connection with a breach of Section 7.2(a), Southwest and its Representatives may, prior to (but not after) Southwest’s Shareholders’ Meeting, take the following actions if the board of directors of Southwest (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with Southwest’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would cause it to violate its fiduciary duties under applicable Law, and (ii) obtained from such Person or “Group” an executed confidentiality agreement containing terms at least as restrictive with respect to such Person or “Group” as the terms of the Confidentiality Agreement is in each provision with respect to Simmons (and such confidentiality agreement shall not provide such Person or “Group” with any exclusive right to negotiate with Southwest): (A) furnish information to (but only if Southwest shall have provided such information to Simmons prior to furnishing it to any such Person or “Group”), and (B) enter into discussions and negotiations with, such Person or “Group” with respect to such bona fide written Acquisition Proposal.

(c) Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Southwest shall advise Simmons in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making any such Acquisition Proposal, request or inquiry), and Southwest shall as promptly as practicable provide to Simmons (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Southwest shall provide Simmons as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep Simmons informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Acquisition Proposal, request or inquiry.

(d) Notwithstanding anything herein to the contrary, at any time prior to Southwest’s Shareholders’ Meeting, if Southwest has received a Superior Proposal (after giving effect to the terms of any revised offer by Simmons pursuant to this Section 7.2(d)), the board of directors of Southwest may, in connection with the Superior Proposal, make a Change in the Southwest Recommendation (including, for the avoidance of doubt, approving, endorsing or recommending any Acquisition Proposal), if the board of directors of Southwest has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of Southwest may not take the actions set forth in this Section 7.2(d) unless:

(i) Southwest has complied in all material respects with this Section 7.2;

(ii) Southwest has provided prior written notice to Simmons at least five Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Simmons that the board of directors of Southwest has received a Superior Proposal and shall include a copy of such Superior Proposal;

(iii) during the Notice Period, Southwest has and has caused its financial advisors and outside legal counsel to, negotiate with Simmons in good faith (to the extent Simmons desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the judgment of the board of directors of Southwest) a Superior Proposal; and

(iv) the board of directors of Southwest has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Simmons, if any, that such Superior Proposal remains a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal, Southwest shall deliver a new written notice to Simmons and shall comply with the requirements of this Section 7.2 with respect to such new written notice, including commencement of a new Notice Period.

Notwithstanding any Change in the Southwest Recommendation, this Agreement shall be submitted to the shareholders of Southwest at Southwest’s Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve Southwest of such obligation; provided, that if the board of directors of Southwest shall have effected a Change in the Southwest Recommendation, then the board of directors of Southwest, in connection with the submission of this Agreement to the shareholders of Southwest may submit this Agreement without recommendation (although the resolution adopting this Agreement as of the date hereof may not be rescinded), in which event the board of directors of Southwest may communicate the basis for its lack of a recommendation to the shareholders of Southwest in the Proxy Statement or an appropriate amendment or supplement thereto. In addition to the foregoing, Southwest shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger or enter into any Acquisition Agreement with respect to any Acquisition Transaction other than the Merger.

(e) Southwest and Southwest Subsidiaries shall, and Southwest shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Simmons and its Representatives) that has made or indicated an intention to make an Acquisition Proposal and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(f) Nothing contained in this Agreement shall prevent Southwest or its board of directors from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the shareholders of Southwest if the board of directors of Southwest (after consultation with outside legal counsel) concludes that its failure to do so would be a violation of the directors’ fiduciary duties under applicable Law. Issuance of any such communication shall be deemed a Change in the Southwest Recommendation unless the communication includes a reaffirmation of the Southwest Recommendation in favor of approval by the shareholders of Southwest of this Agreement.

7.3. Exchange Listing.

Simmons shall use its reasonable best efforts to list, prior to the Effective Time, on NASDAQ the shares of Simmons Common Stock to be issued to the holders of Southwest Common Stock pursuant to the Merger, and Simmons shall give all notices and make all filings with NASDAQ required in connection with the transactions contemplated herein.

7.4. Consents of Regulatory Authorities.

(a) Simmons and Southwest and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Regulatory Authorities. Simmons shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable Law or Order; provided, that in no event shall Simmons be required to accept any new restriction or condition on any of the Simmons Entities or the Southwest Entities, which is materially burdensome on Simmons’ business or on the business of Southwest or Southwest Bank, in each case following the Closing or which would likely reduce the economic benefits of the transactions contemplated by this Agreement to Simmons to such a degree that Simmons would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”). Each of Simmons and Southwest shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing review and consultation rights, each of the Parties hereto agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it will consult with the other Party hereto with respect to the obtaining of all material Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, the receiving Party shall, to the extent permitted by applicable Law (i) promptly advise the other Party of the receipt of such Regulatory Communication, (ii) provide the other Party with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof (other than portions of materials to be filed or submitted in connection therewith that contain confidential or non-public supervisory information or competitively sensitive business or proprietary information), and (iii) if permitted by the applicable Regulatory Authority, provide the other Party with the opportunity to participate in any meetings or substantive telephone conversations that the receiving party or its Representatives may have from time to time with any Regulatory Authority with respect to the transactions contemplated by this Agreement to the extent such meetings or telephone conversations do not contain or involve confidential or non-public supervisory information, competitively sensitive business or proprietary information.

(b) Each Party agrees, upon request, subject to applicable Laws related to the exchange of information, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any Regulatory Authority.

7.5. Investigation and Confidentiality.

(a) Southwest shall promptly notify Simmons of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving Southwest or Southwest Bank.

(b) Southwest shall promptly advise Simmons of any fact, change, event or circumstance known to Southwest (i) that has had or is reasonably likely to have a Material Adverse Effect on Southwest or (ii) which Southwest believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(b) or the failure of any condition set forth in Section 8.2 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 to be satisfied.

(c) Prior to the Effective Time, Southwest shall permit Simmons to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as Simmons reasonably requests, provided that such investigation shall not interfere unnecessarily with normal operations. No investigation by Simmons shall affect the ability of Simmons to rely on the representations, warranties, covenants and agreements of Southwest. Neither Simmons nor Southwest nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Simmons’ or Southwest’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

7.6. Press Releases.

Southwest and Simmons agree that no press release or other public disclosure or communication (including communications to employees, agents and contractors of Southwest) related to this Agreement or the transactions contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7. Tax Treatment.

(a) Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinions. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of Simmons and Southwest shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8. Employee Benefits and Contracts.

(a) Following the Effective Time, except as contemplated by this Agreement, Simmons shall provide generally to officers and employees (as a group) who are actively employed by a Southwest Entity on the Closing Date (“Covered Employees”) while employed by Simmons following the Closing Date employee benefits under Employee Benefit Plans offered to similarly situated employees of Simmons, including severance benefits in accordance with the applicable severance policy of Simmons (other than to any Covered Employee who is party to individual agreements or letters that entitle such person to different severance or termination benefits); provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Simmons Entity. Until such time as Simmons shall cause the Covered Employees to participate in the applicable Simmons Employee Benefit Plans, the continued participation of the Covered Employees in the Southwest Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Simmons’ Employee Benefit Plans may commence at different times with respect to each of Simmons’ Employee Benefit Plans). For purposes of determining eligibility to participate and vesting under Simmons’ Employee Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under Simmons’ paid time off program, the service of the Covered Employees with a Southwest Entity prior to the Effective Time shall be treated as service with a Simmons Entity participating in such employee benefit plans, to the same extent that such service was recognized by the Southwest Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Simmons Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b) If requested by Simmons in a writing delivered to Southwest following the date hereof and prior to the Closing Date, the Southwest Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Southwest Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a “401(k) Plan”). Southwest shall provide Simmons with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give Simmons a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Southwest shall provide Simmons with the final documentation evidencing that the 401(k) Plans have been terminated.

(c) Upon request by Simmons in writing prior to the Closing Date, the Southwest Entities shall cooperate in good faith with Simmons prior to the Closing Date to amend, freeze, terminate or modify any other Southwest Benefit Plan to the extent and in the manner determined by Simmons effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. Southwest shall provide Simmons with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(c), as applicable, and give Simmons a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Southwest shall provide Simmons with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d) The provisions of this Section 7.8 are solely for the benefit of the Parties to this Agreement, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Southwest Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Simmons, Southwest or any of their respective Affiliates; (ii) alter or limit the ability of Simmons or any Simmons Subsidiaries (including, after the Closing Date, the Southwest Entities) to amend, modify or terminate any Southwest Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Simmons or any Simmons Subsidiaries (including, following the Closing Date, the Southwest Entities), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Southwest, Simmons or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Southwest or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

7.9. Indemnification.

(a) For a period of six years after the Effective Time, Simmons shall indemnify, defend and hold harmless the present and former directors or officers of the Southwest Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors or officers of Southwest or, at Southwest’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under state Law and by Southwest’s certificate of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Simmons Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by Simmons is required to effectuate any indemnification, Simmons shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Simmons and the Indemnified Party.

(b) Simmons shall use its reasonable best efforts (and Southwest shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Southwest’s existing directors’ and officers’ liability insurance policy (provided that Simmons may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Southwest given prior to the

Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Simmons shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Southwest’s directors and officers, 200% of the annual premium payments currently paid on Southwest’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Simmons shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Simmons, or Southwest in consultation with Simmons, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Simmons may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Simmons shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Liability or Litigation, shall promptly notify Simmons thereof. In the event of any such Litigation (whether arising before or after the Effective Time): (i) Simmons shall have the right to assume the defense thereof and Simmons shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Simmons elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Simmons and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Simmons shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Simmons shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Simmons shall not be liable for any settlement effected without its prior written consent; and provided, further, that Simmons shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If Simmons or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if Simmons (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Simmons shall assume the obligations set forth in this Section 7.9.

(e) The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

(f) Notwithstanding anything in this Section 7.9 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) the Simmons’ board of directors determines in writing that the Indemnified Party acted in good faith and in the best interests of the Southwest or Southwest Bank; (ii) the Simmons’ board of directors determines that the payment will not materially affect the Simmons’ safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the

Indemnified Party agrees in writing to reimburse the Simmons, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

7.10. Operating Functions.

Southwest and Southwest Bank shall cooperate with Simmons and Simmons Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of Simmons Bank and Southwest Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Simmons may decide. Southwest shall take any action Simmons may reasonably request prior to the Effective Time to facilitate the combination of the operations of Southwest with Simmons. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party). Without limiting the foregoing, Southwest shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Southwest and Simmons shall meet from time to time as Southwest or Simmons may reasonably request to review the financial and operational affairs of Southwest and Southwest Bank, and Southwest shall give due consideration to Simmons’ input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) neither Simmons nor Simmons Bank shall under any circumstance be permitted to exercise control of Southwest, Southwest Bank or any other Southwest Subsidiaries prior to the Effective Time, (b) neither Southwest nor any Southwest Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, and (c) neither Southwest nor Southwest Bank shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

7.11. Shareholder Litigation.

Each of Simmons and Southwest shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Simmons or Southwest, as applicable, threatened against Simmons, Southwest or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Simmons, Southwest or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Southwest shall give Simmons every opportunity to participate in the defense or settlement of any shareholder litigation against Southwest and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Simmons’ prior written consent (such consent not to be unreasonably withheld or delayed).

7.12. Legal Conditions to Merger.

Subject to Sections 7.1 and 7.4 of this Agreement, each of Simmons and Southwest shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain

(and to cooperate with the other Party to obtain) any Consent or Order by, any Regulatory Authority and any other third party that is required to be obtained by Southwest or Simmons or any of their respective Subsidiaries in connection with, or to effect, the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Simmons, on the one hand, and a Subsidiary of Southwest, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Simmons.

7.13. Dividends.

After the date of this Agreement, each of Simmons and Southwest shall coordinate with the other regarding the declaration of any dividends in respect of Simmons Common Stock and Southwest Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Southwest Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Southwest Common Stock and any shares of Simmons Common Stock any such holder receives in exchange therefor in the Merger.

7.14. Change of Method.

Simmons may at any time change the method of effecting the Merger (including by providing for the merger of Southwest with a wholly owned Subsidiary of Simmons) if and to the extent requested by Simmons, and Southwest agrees to enter into such amendments to this Agreement as Simmons may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Southwest’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

7.15. Takeover Statutes.

Neither Simmons nor Southwest shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Simmons and Southwest shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Simmons and Southwest will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.16. Exemption from Liability Under Section 16(b).

Southwest and Simmons agree that, in order to most effectively compensate and retain those officers and directors of Southwest subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Southwest Insiders”), both prior to and after the Effective Time, it is desirable that Southwest Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Southwest Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 7.16.

The boards of directors of Simmons and of Southwest, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Southwest Common Stock and (ii) any acquisitions of Simmons Common Stock pursuant to the transactions contemplated by this Agreement and by any Southwest Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

7.17. Closing Financial Statements.

At least eight Business Days prior to the Effective Time, Southwest shall provide Simmons with Southwest’s consolidated financial statements presenting the financial condition of Southwest and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time and Southwest’s consolidated results of operations, cash flows, and shareholders’ equity for the period from January 1, 2016 through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, that if the Effective Time occurs on or before the 15th Business Day of the month, Southwest shall have provided consolidated financial statements as of and through the second month preceding the Effective Time. Concurrently with the delivery of the Closing Financial Statements, Southwest shall provide Simmons with a schedule (the “Transaction Fee Schedule”) setting forth in reasonable detail the fees and expenses incurred and paid as well as accrued and unpaid by the Southwest Entities in connection with the transactions contemplated by this Agreement. Such financial statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such Closing Financial Statements shall exclude as of their date fees and expenses and accruals for all fees and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the transactions contemplated by this Agreement. The Closing Financial Statements shall include (a) the capital ratios set forth in Section 8.2(g) (but excluding from the calculation of such ratios the amounts set forth on the Transaction Fee Schedule) and (b) the asset quality metrics set forth in Section 8.2(e), and shall be accompanied by a certificate of Southwest’s chief financial officer, dated as of the Effective Time, to the effect that (i) such financial statements meet the requirements of this Section 7.17 and continue to reflect accurately, as of the date of such certificate, the consolidated financial condition, results of operations, cash flows and shareholders’ equity of Southwest in all material respects and (ii) the Transaction Fee Schedule accurately reflects, as of the same date, all fees and expenses incurred or accrued by the Southwest Entities in connection with the transactions contemplated by this Agreement.

7.18. Subordinated Debentures.

Upon the Effective Time, Simmons or one of its Subsidiaries shall assume the due and punctual performance and observance of the covenants and conditions to be performed by Southwest or its Subsidiaries under the (i) Indenture between Southwest and U.S. Bank, N.A., dated as of June 26, 2003, relating to the three-month LIBOR plus 3.10% floating rate subordinated debentures of Southwest due 2033 (the “Southwest Subordinated Debentures”) and (ii) Indenture between Southwest and Wells Fargo Bank, N.A., dated as of October 14, 2003, relating to the three-month LIBOR plus 2.85% floating rate subordinated debentures of Southwest due 2033 (the “Southwest II Subordinated Debentures,” collectively with the Southwest Subordinated Debentures, the “Subordinated Debentures”), and the due and punctual payments of the principal of and premium, if any, and interest on the Subordinated Debentures. In connection therewith, Simmons or its applicable Subsidiary shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective. If requested by Simmons, Southwest will, or cause its Subsidiaries to, reasonably cooperate with Simmons to facilitate the prompt redemption of the Subordinated Debentures at or following the Closing.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1. Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Shareholder Approvals.

(i) The shareholders of Southwest shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments; and

(ii) The shareholders of Simmons shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

(b) Regulatory Approvals. (i) All required regulatory approvals from the Federal Reserve, OSBD, Arkansas State Bank Department, the FDIC, and any other Regulatory Authority and (ii) any other regulatory approvals or consents contemplated by Sections 4.2(c) and 5.3(c) the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Simmons and Southwest (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition as determined by Simmons in its sole discretion.

(c) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement (including the Merger).

(d) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Exchange Listing. The shares of Simmons Common Stock issuable pursuant to the Merger shall have been approved for listing on NASDAQ.

(f) Other Documents. Simmons and Southwest shall have executed and delivered to the other party such other documents, instruments, understandings, or agreements in connection with the transactions contemplated by this Agreement reasonably requested by such other Party.

(g) Tax Matters. Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Southwest and Simmons reasonably satisfactory in form and substance to such counsel.

8.2. Conditions to Obligations of Simmons.

The obligations of Simmons to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Simmons pursuant to Section 10.6(a):

(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Southwest set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(c), 4.4(a), 4.4(c), 4.10(a), 4.15(b), 4.17, 4.21 and 4.34 shall be true and correct (except for inaccuracies in Sections 4.3(a) and 4.3(c) that are deminimis in amount). The representations and warranties set forth in Sections 4.3(b), 4.3(d), 4.4(b), 4.4(d), 4.6, 4.25, 4.27, and 4.28 shall be true and correct in all material respects; provided, that, for purposes of this sentence only, the representations and warranties referenced in this sentence which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications. The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Southwest to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Southwest shall have delivered to Simmons (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Southwest and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Southwest’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Simmons and its counsel shall request.

(d) FIRPTA Certificate. Southwest shall have delivered to Simmons a certificate stating that Southwest Common Stock is not a “United States real property interest” within the meaning of Section 897(c)(1)(A)(ii) of the of the Internal Revenue Code satisfying the requirements of §§1.897-2(h) and 1.1445-2(c)(3) of Title 26 of the Code of Federal Regulations, in form and substance satisfactory to Simmons.

(e) Asset Quality. As of the last day of the month reflected in the Closing Financial Statements (the “Asset Quality Measuring Date”), (i) the calculation of Non-Performing Assets to total Loans shall not be in excess of 1.75%, (ii) Southwest Bank’s Classified Loans to Tier 1 capital plus ALLL ratio shall not be in excess of 27.5%, (iii) Non-Performing Assets shall not exceed $32,500,000, (iv) Classified Assets shall not exceed 120% of the aggregate balance of Classified Assets as set forth in the Southwest Financial Statements as of and for the quarter ended September 30, 2016 and (v) Delinquent Loans shall not exceed 2.5% of total Loans.

(f) Southwest Dissenting Shares. Holders of not more than five percent of the outstanding shares of Southwest Common Stock shall have demanded, properly and in writing, appraisal for such shares of Southwest Common Stock held by each such holder under the OGCA.

(g) Regulatory Capital. In each case as reflected in the Closing Financial Statements, (i) Southwest Bank shall be “well capitalized” as defined under applicable Law, (ii) Southwest Bank’s Tier 1 leverage ratio shall be no less than 11.75%, (iii) Southwest Bank’s Tier 1 risked-based capital ratio shall be no less than 12.5%, (iv) Southwest Bank’s total risked-based capital ratio shall be no less than 14.0%, (v) Southwest Bank’s tangible shareholders’ equity to tangible assets ratio shall be no less than 11.75%, and (vi) Southwest Bank’s shall not have received any notification from the OSBD or FDIC to the effect that the capital of Southwest Bank is insufficient to permit Southwest Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a Burdensome Condition; provided, that the conditions contained in clauses (ii – v) in this Section 8.2(g) shall be waived by Simmons if the failure to satisfy such conditions is due solely to the growth of Southwest Bank’s Assets, as determined by Simmons in its sole discretion.

(h) Termination of Contracts. Southwest shall have delivered to Simmons evidence satisfactory to Simmons in its discretion that each Contract listed in Section 4.35(c) of Southwest’s Disclosure Memorandum (except for Contracts between Southwest and its wholly-owned Subsidiaries entered into in the Ordinary Course) has been terminated in its entirety.

(i) Employment Arrangements. Simmons shall have reached employment arrangements satisfactory to Simmons in its discretion with certain of the senior executive officers of Southwest and Southwest Subsidiaries identified in Section 8.2(i) of Simmons’ Disclosure Memorandum, and Southwest shall have terminated its change in control, employment or similar agreements with the senior executive officers identified in Section 8.2(i) of the Simmons’ Disclosure Memorandum.

(j) Material Adverse Effect. The representation and warranty set forth in Section 4.10(a) shall be true and correct as of the Effective Time.

8.3. Conditions to Obligations of Southwest.

The obligations of Southwest to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Southwest pursuant to Section 10.6(b):

(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Simmons set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Simmons set forth in Sections 5.4(a) and (c) shall be true and correct (except for inaccuracies which are de minimis in amount) (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). The representations and warranties of Simmons set forth in Sections 5.4(b), 5.12, and 5.13 shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). Subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in ARTICLE 5 shall be true and correct in all respects.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Simmons to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Simmons shall have delivered to Southwest (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Simmons and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Simmons’ board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Southwest and its counsel shall request.

(d) Material Adverse Effect. The representation and warranty set forth in Section 5.7 shall be true and correct as of the Effective Time.

ARTICLE 9

TERMINATION

9.1. Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Southwest, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Simmons and Southwest;

(b) By either Party in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order, (iii) the shareholders of Southwest fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at Southwest’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon, or (iv) the shareholders of Simmons fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at Simmons’ Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon;

(c) By either Party in the event that the Merger shall not have been consummated by December 31, 2017, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d) By Simmons in the event that the board of directors of Southwest has (i) failed to recommend the Merger and the adoption of this Agreement by the shareholders of Southwest or otherwise effected a Change in the Southwest Recommendation, (ii) breached the terms of Section 7.2 in any respect adverse to Simmons, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold Southwest’s Shareholders’ Meeting in accordance with Section 7.1;

(e) By Southwest in the event that the board of directors of Simmons has (i) failed to recommend the Merger and the approval of this Agreement by the shareholders of Simmons or otherwise effected a Change in the Simmons Recommendation or (ii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold Simmons’ Shareholders’ Meeting in accordance with Section 7.1;

(f) By Southwest in the event that any of the conditions precedent to the obligations of Southwest to consummate the Merger contained in Section 8.3 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Southwest’s failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by Southwest of any of its material representations or warranties contained in this Agreement);

(g) By Simmons in the event that any of the conditions precedent to the obligations of Simmons to consummate the Merger contained in Section 8.2 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Simmons’ failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by Simmons of any of its material representations or warranties contained in this Agreement);

(h) By Simmons, if the Federal Reserve has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains or would result in the imposition of a Burdensome Condition and there is no meaningful possibility that such Requisite Regulatory Approval could be revised prior to the date specified in Section 9.1(c) so as not to contain or result in a Burdensome Condition;

(i) By Simmons if the Federal Reserve shall have requested in writing that Simmons, Southwest or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval; or

(j) By Southwest, if the board of directors of Southwest so determines by a vote of at least two-thirds of the members of the entire board of directors of Southwest, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) the Average Closing Price is less than $39.66; and

(ii) the difference between (A) the quotient obtained by dividing (1) the average of the closing price of the KBWR (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Simmons) for the 20 consecutive trading days ending on and including the 10th trading day preceding the Effective Date by (2) $43.71 (the average of the closing price of the PowerShares KBW Regional Banking Portfolio (“KBWR”) for the 20 consecutive trading days ending on and including September 23, 2016) and (B) the quotient obtained by dividing (1) the Average Closing Price by (2) $49.55 (the average of the closing price of Simmons Common Stock for the 20 consecutive trading days ending on and including September 23, 2016)

is greater than 0.20 (or 20%)

subject, however to the following three sentences. If Southwest elects to terminate this Agreement pursuant to this Section 9.1(j), it shall give written notice to Simmons (provided that such notice of termination may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Simmons shall have the option to, in its sole and absolute discretion, maintain the Exchange Ratio and elect to increase the Cash Consideration by an amount in cash so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than the Minimum Merger Consideration. If Simmons so elects within such five-day period, it shall give prompt written notice to Southwest of such election and the revised Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 9.1(j) and this Agreement shall remain in effect in accordance with its terms (except as the Cash Consideration shall have been so modified).

“Average Closing Price” shall be the average of the closing price per share of Simmons Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Simmons) for the 20 consecutive trading days ending on and including the 10th trading day preceding the Effective Date.

“Minimum Merger Consideration” shall be the sum of (i) the product of (x) $39.66 and (y) the Exchange Ratio and (ii) the Cash Consideration payable to each holder of Southwest Common Stock.

9.2. Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party hereto for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (i) the provisions of this Section 9.2, Section 7.5(d), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or intentional breach by that Party of this Agreement occurring prior to such termination or abandonment. In addition, in the event of the termination and abandonment of this Agreement pursuant to Section 9.1(b)(iii) or Section 9.1(d) and, within 12 months of the date of termination of the Agreement, Southwest enters into an Acquisition Agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, then Section 7 (titled “No Solicitation”) of the confidentiality letter agreement by and between Simmons First National Corporation and Southwest Bancorp, Inc., dated September 12, 2016, shall become void and have no further force or effect.

9.3. Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3 and ARTICLE 10.

ARTICLE 10

MISCELLANEOUS

10.1. Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, stock purchase agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Southwest or publicly announced to Southwest’s shareholders and whether binding or non-binding) by any Person (other than a Simmons Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person or “Group” (other than a Simmons Entity) of 20% or more in interest of the total outstanding voting securities of Southwest or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than a Simmons Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of Southwest or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Southwest or any of its Subsidiaries pursuant to which the shareholders of Southwest immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of Southwest and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of Southwest.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” shall mean the average of the daily closing prices for the shares of Simmons Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to Southwest and the Southwest Subsidiaries or relating to the business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Southwest, Southwest Bank or Simmons.

“Classified Assets” means, as of September 30, 2016, all of the Classified Loans, plus OREO and other repossessed assets.

“Classified Loans” means all of the Loans of Southwest and its Subsidiaries that, as of September 30, 2016, were classified by Southwest as “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Closing Date” means the date on which the Closing occurs.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business. Notwithstanding the foregoing, the term “Contract” shall not include any of the foregoing entered into in connection with Loans.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Delinquent Loans” means (i) all Loans with principal and/or interest that are 30-89 days past due, (ii) all Loans with principal and/or interest that are at least 90 days past due and still accruing, and (iii) all Loans with principal and/or interest that are nonaccruing.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the Simmons Common Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Simmons Common Stock actually trade on NASDAQ.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Party making the representation or warranty.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, orders, permit, opinion or agency requirement relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a Southwest Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief financial officer, chief risk officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or the executive in charge of human resources of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Southwest or Southwest Bank are party as a creditor.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Southwest and Simmons, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry,

(D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“NASDAQ” means the NASDAQ Global Select Market.

“Non-Performing Assets” means (i) all Loans with principal and/or interest that are at least 90 days past due and still accruing, (ii) all Loans with principal and/or interest that are nonaccruing; and (iii) OREO and other repossessed Assets. Non-Performing Assets shall be reflected in the Closing Financial Statements.

“Ordinary Course” means the conduct of the business of Southwest and Southwest Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with Southwest and Southwest Bank’s practices and procedures prior to and as of such date.

“OREO” means “other real estate owned” or words of similar import as reflected in the Southwest Financial Statements.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Southwest or Simmons, and “Parties” means Southwest and Simmons.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Per Share Cash Equivalent Consideration” means the product of the Average Closing Price multiplied by the Exchange Ratio, subject to adjustment on a pro rata basis if the number of shares of Southwest Common Stock outstanding at the Effective Time exceeds 18,574,032.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” by a Party means information (a) set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Documents that were filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) and (b) made available to the other Party.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Simmons under the Securities Act with respect to the shares of Simmons Common Stock to be issued to the shareholders of Southwest pursuant to this Agreement.

“Regulatory Authorities” means, collectively, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the OSBD, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by Simmons or any of its Subsidiaries with the SEC on or after January 1, 2016 or by Southwest or any of its Subsidiaries with the SEC on or after January 1, 2016, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Simmons Capital Stock” means, collectively, Simmons Common Stock, any preferred stock of Simmons and any other class or series of capital stock of Simmons.

“Simmons Common Stock” means the $0.01 par value Class A Common Stock of Simmons.

“Simmons Entities” means, collectively, Simmons and all Simmons Subsidiaries.

“Simmons Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Simmons as of September 30, 2016, and as of December 31, 2015 and 2014, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2016, and for each of the three fiscal years ended December 31, 2015, 2014 and 2013, as filed by Simmons in SEC Documents, and (ii) the consolidated statements of condition of Simmons (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

“Simmons Options” means each option or other Equity Right to purchase shares of Simmons Common Stock pursuant to stock options or stock appreciation rights.

“Simmons Stock Plans” means the existing stock option and other stock-based compensation plans of Simmons designated as follows: Simmons Executive Stock Incentive Plan - 2006; Simmons Outside Director Stock Incentive Plan - 2006; Simmons Executive Stock Incentive Plan - 2010; Simmons Outside Director Stock Incentive Plan - 2014; and Simmons 2015 Incentive Plan.

“Simmons Subsidiaries” means the Subsidiaries of Simmons, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of Simmons after the date hereof and held as a Subsidiary by Simmons at the Effective Time.

“Southwest Bank” means Bank SNB, a state-chartered bank under the laws of Oklahoma and a wholly owned Subsidiary of Southwest.

“Southwest Common Stock” means the $1.00 par value common stock of Southwest.

“Southwest Entities” means, collectively, Southwest and all Southwest Subsidiaries.

“Southwest Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Southwest as of September 30, 2016, and as of December 31, 2015, 2014 and 2013, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2016, and for each of the fiscal years ended December 31, 2015, 2014 and 2013 as filed by Southwest in the Southwest SEC Reports, and (ii) the consolidated statements of condition of Southwest (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in the Southwest SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

“Southwest Subsidiary” means the Subsidiaries of Southwest, which shall include Southwest Bank, the entities set forth on Schedule 4.3(e) and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of Southwest after the date hereof and held as a Subsidiary by Southwest at the Effective Time.

“Southwest Stock Plans” means the existing stock option and other stock-based compensation plans of Southwest, including those designated as follows: Southwest 2008 Stock Based Award Plan; Southwest Employee Stock Purchase Plan; Southwest and Affiliates Amended and Restated Severance Compensation Plan; Southwest 2002 and 2003 Deferred Compensation Plans; Southwest 2013 Elective Non-Qualified Deferred Compensation Plan; and Southwest Executive Leadership Team Incentive Plan.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Southwest determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to Southwest’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Simmons), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Simmons in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Transaction shall be deemed to be references to “100%”.

“Surviving Corporation” means Simmons as the surviving corporation resulting from the Merger.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

10.2. Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	51
ABCA	4
Agreement	4
ALLL	33
Asset Quality Measuring Date	59
Book-Entry Share	6
Burdensome Condition	49
Canceled Shares	6
Cash Consideration	6
Certificate	6
Change in the Southwest Recommendation	46
Claims Period	27
Closing	4
Closing Date	5
Closing Financial Statements	56
Contractors	25
Covered Employees	51
Derivative Transaction	30
DOL	26
Effective Time	5
Exchange Fund	7
Exchange Ratio	6
FDIA	14
FDIC	14
Holders	7
Indemnified Party	52
IRS	26
KBWR	61
Maximum Amount	53
Merger	4
Merger Consdieration	6
Money Laundering Laws	24
Notice Period	47
OFAC	34
OGCA	4
OSBD	11
PBGC	26

Permitted Liens	20
Proxy Statement	45
Real Property	20
Regulatory Communication	49
Requisite Regulatory Approvals	57
Sanctioned Countries	34
Sanctions	34
Sarbanes-Oxley Act	16
SDN List	34
Section 1091	10
Self-Funded Health or Welfare Plan	27
Simmons	4
Simmons Certificates	7
Simmons Dissenting Shareholders	10
Simmons Dissenting Shares	10
Simmons Recommendation	46
Simmons SEC Reports	36
Simmons Shareholder Approval	46
Simmons’ Shareholders’ Meeting	46
Southwest	4
Southwest Bank Common Stock	13
Southwest Benefit Plans	26
Southwest Contracts	29
Southwest Dissenting Shareholders	10
Southwest Dissenting Shares	10
Southwest ERISA Plan	26
Southwest II Subordinated Debentures	56
Southwest Insiders	55
Southwest Recommendation	46
Southwest Regulatory Agreement	29
Southwest Restricted Stock Award	6
Southwest Savings Plan	7
Southwest SEC Reports	14
Southwest Shareholder Approval	45
Southwest Subordinated Debentures	56
Southwest Trademarks	21
Southwest’s Shareholders’ Meeting	45
Stock Consideration	6
Subchapter 13	10
Subordinated Debentures	56
Support Agreement	4
Systems	21
Takeover Laws	31
Tax Opinion	58
Termination Fee	74
Transaction Fee Schedule	56

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party and its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3. Expenses.

(a) Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

(b) Notwithstanding the foregoing, if:

(i)	Simmons terminates this Agreement pursuant to Section 9.1(d); or

(ii)	(A) either Southwest or Simmons terminates this Agreement pursuant to Section 9.1(b)(iii); or

(B) Simmons terminates this Agreement pursuant to Section 9.1(g); or

(C) Southwest terminates this Agreement pursuant to Section 9.1(c) prior to ten Business Days following the satisfaction of the condition set forth in Section 8.1(b); and

in the case of a termination of this Agreement under any of the circumstances set forth in Section 10.3(b)(ii), within 12 months of such termination, Southwest shall either (1) consummate an Acquisition Transaction (provided, that for purposes of this Section 10.3(b)(ii), each reference to “20%” and “80%” in the definition of Acquisition Transaction shall be deemed to be a reference to “50%”) or (2) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated, then Southwest shall pay to Simmons an amount equal to $20,000,000 (the “Termination Fee”). The payment of the Termination Fee pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole remedy of Simmons in the event of termination of this Agreement under the circumstances of this Section 10.3(b). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such an Acquisition Transaction.

(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Southwest fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Southwest shall pay to Simmons its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment

10.4. Entire Agreement; Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of Southwest and Simmons, the exhibits, the schedules, and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.9, which is intended for each Indemnified Party. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5. Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Southwest Shareholder Approval of this Agreement has been obtained; provided, that after obtaining Southwest Shareholder Approval, there shall be made no amendment that requires further approval by such Southwest shareholders.

10.6. Waivers.

(a) Prior to or at the Effective Time, Simmons, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Southwest, to waive or extend the time for the compliance or fulfillment by Southwest of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Simmons under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Simmons.

(b) Prior to or at the Effective Time, Southwest, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Simmons, to waive or extend the time for the compliance or fulfillment by Simmons of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Southwest under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Southwest.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7. Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8. Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Simmons:	Simmons First National Corporation
501 Main Street
Pine Bluff, AR 71601
Facsimile Number: (501) 558-3145
Attention: George Makris, Jr.
Email: george.makris@simmonsbank.com

With a Copy to:	Simmons First National Corporation
425 W. Capitol Ave., 14th Floor
Little Rock, AR 72201
Facsimile Number: (501) 558-3145
Attention: General Counsel
Email: pat.burrow@simmonsbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986

Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com

Southwest:	Southwest Bancorp, Inc.
608 S. Main Street
Stillwater, OK 74074
Facsimile Number: (855) 252-8637
Attention: Mark W. Funke
Email: MarkFunke@banksnb.com

With a Copy to:	Southwest Bancorp, Inc.
6301 Waterford Blvd., Suite 400
Oklahoma City, OK 73118
Facsimile Number: (405) 742-1943
Attention: Rusty N. LaForge, General Counsel
Email: RustyLaForge@banksnb.com

Copy to Counsel:	McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
211 N. Robinson
Oklahoma City, OK 73012
Facsimile Number: (405) 228-7447
Attention: C. Bruce Crum
Email: bruce.crum@mcafeetaft.com

10.9. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Arkansas without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of Southwest shall be subject to the Laws of the State of Oklahoma).

(b) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10. Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.

10.11. Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12. Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13. Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.14. Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15. Disclosure.

Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement, in any schedule or exhibit attached hereto or in any Disclosure Memorandum shall apply only to, or only qualify, the indicated Section of this Agreement, except to the extent that (a) any other Section of this Agreement specifically referenced or cross-referenced in such disclosure or (b) the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By:	/S/ George A. Makris, Jr.
Name: George A. Makris, Jr.
Title: Chairman and Chief Executive Officer

SOUTHWEST BANCORP, INC.

By:	/S/ Mark W. Funke
Name: Mark W. Funke
Title: President and Chief Executive Officer

[Signature Page Agreement and Plan of Merger]

Exhibit A

Form of Support and Non-Solicitation Agreement